UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SAREPTA THERAPEUTICS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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215 First Street
Suite 415
Cambridge, MA 02142
www.sarepta.com

April 30, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc., which will be held on Tuesday, June 3, 2014, at 10:00 a.m., local time, at the Royal Sonesta Hotel at 40 Edwin H. Land Blvd., Cambridge, MA 02142 for the following purposes:

1. to elect, as Group I directors to hold office until the 2016 annual meeting of stockholders, or until their successors are earlier elected, the following four nominees: Christopher Garabedian, William Goolsbee, Gil Price, M.D., and Hans Wigzell, M.D., Ph.D.;

2. to approve an advisory vote on named executive officer compensation;

3. to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2014; and

4. to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

The board of directors unanimously believes that election of its nominees for directors, approval, on an advisory basis, of the compensation of our named executive officers, and ratification of its selection of KPMG LLP as our independent registered public accounting firm are in our best interests and that of our stockholders, and, accordingly, recommends a vote FOR election of the four nominees for directors, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments over the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing a proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

On behalf of the board of directors, I would like to express our appreciation for your support of the Company.

Sincerely,

Christopher Garabedian,
President, Chief Executive Officer and Director

215 First Street
Suite 415
Cambridge, MA 02142
www.sarepta.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, June 3, 2014

To the Stockholders of Sarepta Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the 2014 annual meeting of stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc., a Delaware corporation, will be held on Tuesday, June 3, 2014 at 10:00 a.m., local time, at the Royal Sonesta Hotel at 40 Edwin H. Land Blvd., Cambridge, MA 02142 for the following purposes:

1. to elect, as Group I directors to hold office until the 2016 annual meeting of stockholders, or until their successors are earlier elected, the following four nominees: Christopher Garabedian, William Goolsbee, Gil Price, M.D., and Hans Wigzell, M.D., Ph.D.;

2. to approve an advisory vote on named executive officer compensation;

3. to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2014; and

4. to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting.

The board of directors has fixed the close of business on April 8, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142 beginning on or before May 24, 2014 and continuing through the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, June 3, 2014: the Proxy Statement for the Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2013 are available at http://www.edocumentview.com/SRPT.

By Order of the Board of Directors,

David Tyronne Howton
Senior Vice President, General Counsel and
Corporate Secretary

Cambridge, MA
April 30, 2014

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (617) 274-4000 OR INVESTORS@SAREPTA.COM.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU ALSO MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

i

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215 First Street
Suite 415
Cambridge, MA 02142
www.sarepta.com

PROXY STATEMENT
FOR
THE SAREPTA THERAPEUTICS, INC. 2014 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors of Sarepta Therapeutics, Inc. (the “Company”) is soliciting your proxy to vote at the 2014 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 3, 2014, at 10:00 a.m., local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. The Annual Meeting will be held at the Royal Sonesta Hotel at 40 Edwin H. Land Blvd., Cambridge, MA 02142. We intend to mail this Proxy Statement, together with the accompanying Proxy Card, to those stockholders entitled to vote at the Annual Meeting for the first time on or about April 30, 2014. In the mailing, we will include copies of our Annual Report to stockholders for the year ended December 31, 2013. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock, $0.0001 par value per share, as of the close of business on April 8, 2014. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on April 8, 2014, 37,986,041 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting. A majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before an adjournment is taken.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of the four director nominees named in this proxy statement, (ii) in favor of the approval of the compensation of our named executive officers, and (iii) in favor of ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2014. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no other stockholder proposal or nomination was received on a timely basis without then being withdrawn, so no such matters may be brought to a vote at the Annual Meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) sending to our corporate secretary at our principal executive office at 215 First Street, Suite 415, Cambridge, MA 02142, a written notice of revocation or duly executed proxy card, in either case bearing a later date, (ii) by submitting another properly completed proxy over the Internet, (iii) by telephone using the number provided on the proxy card or (iv) by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. In order to be effective, all revocations or later-filed proxies delivered by mail must be delivered to us at our Cambridge, Massachusetts address not later than 5:00 p.m. local time on the business day prior to the day of the Annual Meeting.

If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. You may also change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Voting of Shares

Stockholders of record as of the close of business on April 8, 2014 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the Annual Meeting. You may vote by attending the Annual Meeting and voting in person. You also may vote by proxy via the Internet or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. You may also vote by telephone by calling the toll-free number found on the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on June 2, 2014. Stockholders who vote through the Internet or by telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card or the form forwarded by your bank, broker or other holder of record by mail. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Required Vote

Proposal 1:  The affirmative vote of a plurality, or the largest number, of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election of each director. This means that the four director nominees who receive the highest number of affirmative “FOR” votes will be elected to the board of directors.

Proposal 2:  Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposals 3:   The votes cast in favor must exceed the votes cast against for this proposal to be approved. Abstentions and broker non-votes, if any, will not have any effect on the results of this vote.

Counting of Votes

Proposal 1:  You may either vote “FOR” or “WITHHOLD” for each nominee for the board of directors.

Proposals 2 and 3:  You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals.

A representative of Computershare Trust Company, N.A., our transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Effect of Not Casting Your Vote

If you are a stockholder of record and you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. The board of directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis that was not withdrawn, so no such matters may be brought to a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker “non-vote.”

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014 (Proposal 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker “non-votes” are expected for Proposal 3.

The election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 2) are matters considered non-routine under applicable rules. If you do not provide voting instructions to your broker or other nominee on these non-routine items (Proposals 1 and 2), such shares cannot be voted and will be considered broker “non-votes.”

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. If properly requested, copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. We also have retained Georgeson Inc. to assist us in the solicitation of proxies for a fee of $8,500. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142 beginning ten days prior to the Annual Meeting and continuing through the meeting.

Stockholder Proposals for the 2015 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2015 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on December 31, 2014 provided that if the date of the annual meeting is earlier than May 4, 2015 or later than July 3, 2015, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Stockholders who do not wish to use the mechanism provided by the rules of the Securities and Exchange Commission (the “SEC”) in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, a stockholder’s written notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on March 5, 2015 and no earlier than February 3, 2015; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 3, 2015, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Attending the Annual Meeting

Our Annual Meeting will begin promptly at 10:00 a.m., local time, on Tuesday, June 3, 2014, at the Royal Sonesta Hotel at 40 Edwin H. Land Blvd., Cambridge, MA 02142.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our Corporate Secretary at 215 First Street, Suite 415, Cambridge, MA 02142 at (617) 274-4000.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

SAREPTA THERAPEUTICS, INC. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Director Nominees and Executive Officers

The following table sets forth certain information with respect to the current directors, director nominees and executive officers of our Company:

Name	Age	Position(s)(4)
Executive Officers
Christopher Garabedian	47	President, Chief Executive Officer and Group I Director
Edward M. Kaye, M.D.	65	Senior Vice President, Chief Medical Officer
Sandesh Mahatme	49	Senior Vice President, Chief Financial Officer
David Tyronne Howton	42	Senior Vice President, General Counsel and Corporate Secretary
Jayant Aphale, Ph.D.	53	Senior Vice President, Technical Operations
Arthur Krieg, M.D.	56	Senior Vice President, Chief Scientific Officer
Non-Employee Directors
William Goolsbee(1)(2)	60	Chairman of the Board of Directors and Group I Director
Gil Price, M.D.(1)(3)	58	Group I Director
Hans Wigzell, M.D., Ph.D.(3)	75	Group I Director
M. Kathleen Behrens, Ph.D.(1)(2)(3)	61	Group II Director
Anthony Chase(2)(3)	59	Group II Director
John Hodgman(1)(2)	59	Group II Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.
(4)	The terms of Group I Directors expire as of the date of the 2014 Annual Meeting, and the terms of Group II Directors expire as of the date of the 2015 annual meeting.

Christopher Garabedian has been a member of our board of directors since June 2010 and our President and Chief Executive Officer since January 2011. Mr. Garabedian served as Vice President of Corporate Strategy for Celgene Corporation, a publicly-traded integrated global biopharmaceutical company, from July 2007 to December 2010, where he was responsible for assessing all potential business development transactions. From November 2005 to June 2007, Mr. Garabedian served as an independent consultant to early-stage biopharmaceutical companies. From 1997 to 1998 and from 1999 to November 2005, Mr. Garabedian worked at Gilead Sciences, Inc., a publicly-traded biopharmaceutical company, where he served in a number of global leadership roles, including Vice President of Corporate Development, Vice President of Marketing, and Vice President of Medical Affairs. While at Gilead Sciences, Mr. Garabedian’s responsibilities included managing corporate development initiatives, including portfolio review and planning, mergers and acquisitions and in-licensing activities, and leading four global product launches. Mr. Garabedian also held various commercial roles at COR Therapeutics, Inc. from 1998 to 1999 and at Abbott Laboratories from 1994 to 1997. He started his biopharmaceutical career as a consultant with Migliara/Kaplan Associates from 1991 to 1994. Our nominating and corporate governance committee believes that Mr. Garabedian’s qualifications for membership on the board of directors include his previous experience serving in leadership positions within the biopharmaceutical industry and his position as our President and Chief Executive Officer. Mr. Garabedian’s corporate vision and operational knowledge provide strategic guidance to our management team and our board of directors. Mr. Garabedian received his B.S. in marketing from the University of Maryland.

Edward M. Kaye, M.D., has served as our Senior Vice President, Chief Medical Officer since June 2011. Dr. Kaye was Group Vice President of Clinical Development at Genzyme Corporation, a biotechnology company, from April 2007 to June 2011, where he supervised the clinical research in the lysosomal storage disease programs and in the genetic neurological disorders. Prior to this, Dr. Kaye held various roles at Genzyme Corporation since 2001, including Vice President of Medical Affairs for Lysosomal Storage Diseases, Vice President of Clinical Research and Interim Head of PGH Global Medical Affairs. Dr. Kaye earned his B.S. in Biology from Loyola University and earned his M.D. at Loyola University Stritch School of Medicine. He received his Pediatric training at Loyola University Hospital, Child Neurology training at Boston City Hospital, Boston University, and completed his training as a Neurochemical Research Fellow (Geriatric Fellow) at Bedford VA Hospital, Boston University. Dr. Kaye was head of the section of Neurometabolism, Pediatric Neurology at The Floating Hospital for Children (Tufts University) and research fellow in gene therapy at Massachusetts General Hospital until 1996 when he moved to Philadelphia to become Chief of Pediatric Neurology and Director of the Barnett Mitochondrial Laboratory at St. Christopher’s Hospital for Children. In 1998, Dr. Kaye accepted the appointment as Chief of Biochemical Genetics at Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the University Of Pennsylvania School Of Medicine until moving to Genzyme Corporation at the end of 2001. Dr. Kaye continues as a Neurological Consultant at Children’s Hospital of Boston and is on the editorial boards of a number of journals including Journal of Child Neurology. He also previously served on the board of Annals of Neurology. Dr. Kaye is also on the Medical/Scientific Advisory Boards of the United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne, and the Prize4Life.

Sandesh Mahatme has served as our Senior Vice President, Chief Financial Officer since November 2012. From January 2006 to November 2012, Mr. Mahatme worked at Celgene Corporation, a biopharmaceutical company, where he served in various roles, including Senior Vice President of Corporate Development, Senior Vice President of Finance, Corporate Treasurer and Head of Tax. While at Celgene, Mr. Mahatme built the treasury and tax functions before establishing the Corporate Development Department, focused on strategic, targeted initiatives including commercial development in emerging markets, acquisitions and licensing and global manufacturing expansion. Prior to working at Celgene, Mr. Mahatme worked for Pfizer Inc., a pharmaceutical company, for eight and a half years in senior roles in Business Development and Corporate Tax. Mr. Mahatme started his career at Ernst & Young LLP where he advised multinational corporations on a broad range of transactions. Mr. Mahatme holds Master of Laws (LL.M.) degrees from Cornell Law School and NYU School of Law and is a member of the New York State Bar Association.

David Tyronne Howton has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2012. From September 2011 to June 2012, Mr. Howton served as the Senior Vice President, Chief Legal Officer and as a member of the executive team at Vertex Pharmaceuticals Incorporated, a publicly traded biotechnology company, and in this capacity he participated in the general management of the company and oversaw all aspects of the Vertex global legal and compliance departments. Mr. Howton served as Senior Vice President Legal from July 2012 to November 2012 at Vertex. Prior to his appointment as Chief Legal Officer at Vertex, Mr. Howton served as the Chief Compliance Officer from September 2009 to August 2011 and, in this capacity, he was responsible for designing and implementing the Vertex corporate compliance program as well as chairing the company’s Corporate Compliance Committee. From 2003 to September 2009, Mr. Howton worked at Genentech, Inc., a biotechnology company, where he served in a number of legal roles before becoming the company’s chief healthcare compliance officer in 2006. Prior to joining Genentech in 2003, Mr. Howton was a member of the Sidley Austin LLP corporate healthcare practice where he advised on corporate transactions involving life science companies and provided regulatory counsel. Mr. Howton holds a B.A. from Yale University and a J.D. from Northwestern University School of Law.

Jayant Aphale, Ph.D., has served as our Senior Vice President, Technical Operations since December 2011. From January 2011 to December 2011, Dr. Aphale served as the President of Apex CMC Advisors, LLC, a biotechnology consulting company. From January 2010 to November 2010, Dr. Aphale served as a Vice President at GlaxoSmithKline plc, a publicly traded pharmaceutical company, in Belgium leading new product introductions, cGMP scale-up of clinical material manufacturing, U.S. government interactions and global technology transfer of marketed vaccines. From June 2008 to January 2010, Dr. Aphale was the Vice President of Manufacturing and Process Sciences at Enobia Pharma Corp., a biopharmaceutical company, where he structured their CMO network and led technology transfer and scale-up of their lead product in the rare disease space. Before Enobia, from 2006 to May 2008, Dr. Aphale served as Vice President, Manufacturing Operations and Project Management at Acambis plc, a biotechnology company, where, besides managing cGMP manufacturing across multiple sites, he established and implemented business processes in project and portfolio management and in transitioning clinical manufacturing to commercial scale. Dr. Aphale received his Ph.D. in Microbiology from Ohio State University in 1992 and a Master of Business Administration in Finance and Strategy from the University of North Carolina in 2002. He is a certified project manager (PMP) and holds the U.S. regulatory affairs certification (RAC).

Arthur Krieg, M.D., has served as our Senior Vice President, Chief Scientific Officer since January 2014. Dr. Krieg joined Sarepta from RaNA Therapeutics, where he served as chief executive officer since he co-founded the company in 2011. Prior to RaNA, he was chief scientific officer of Pfizer’s Oligonucleotide Therapeutics Unit from 2008 to 2011. Previously, he was the chief scientific officer, executive vice president of research and development, and co-founder of Coley Pharmaceutical Group, prior to its acquisition by Pfizer in 2008. Dr. Krieg discovered the immune stimulatory CpG DNA motif in 1994, which led to a new approach to immunotherapy and vaccine adjuvants. Based on this technology, he co-founded Coley Pharmaceutical Group in 1997, discovering and taking four novel oligonucleotides into clinical development. He was a co-founder of the first antisense journal, Nucleic Acid Therapeutics, which he edited for 16 years, and he co-founded the Oligonucleotide Therapeutic Society. He is a director of Cytos Biotechnology and a member of the scientific advisory boards of RaNA and Mirna Therapeutics. Dr. Krieg received his doctor of medicine degree from Washington University, completed a residency in internal medicine at the University of Minnesota and a rheumatology fellowship at the National Institutes of Health. Upon completing his medical training, he joined the University of Iowa, becoming professor of internal medicine in the Division of Rheumatology. He has published more than 240 scientific papers and is co-inventor on 47 issued U.S. patents covering oligonucleotide technologies.

William Goolsbee has served as a member of our board of directors since October 2007 and as chairman of the board of directors since June 2010. He also serves as a member of the audit committee and the compensation committee. Mr. Goolsbee was founder, chairman and Chief Executive Officer of Horizon Medical Inc. from 1987 until its acquisition by a unit of UBS Private Equity in 2002. Mr. Goolsbee was a founding director of ImmunoTherapy Corporation in 1993, becoming chairman of the board in 1995, a position he held until overseeing the successful acquisition of ImmunoTherapy by Sarepta Therapeutics, Inc. in 1998. His experience prior to 1987 includes a series of increasingly responsible executive positions with CooperVision Inc. and Cooper Laboratories Inc. Our nominating and corporate governance committee believes that Mr. Goolsbee’s 30-year career in the medical device and biopharmaceutical industries qualifies him for service as a member of the board of directors. Mr. Goolsbee holds a B.A. degree from the University of California at Santa Barbara. Mr. Goolsbee served as Chairman of privately held BMG Pharma LLC, a pharmaceutical company, from 2006 through 2011 and presently serves as Chairman and Chief Executive Officer of BMG Hematology LLC, a product development and licensing company.

Gil Price, M.D., has served as a member of our board of directors since October 2007. He also serves as the chairman of the nominating and corporate governance committee and as a member of the compensation committee. Dr. Price is a clinical physician trained in internal medicine with a long-standing interest in drug development, adverse drug reactions, drug utilization and regulation. Since 2008, he has been the Chief Executive Officer and Chief Medical Officer of Drug Safety Solutions, a

provider of solutions for clinical and drug safety operations. From 1997 to 2002, Dr. Price was the director of clinical development for oncology at MedImmune, Inc., the biologics subsidiary of AstraZeneca. Prior to joining MedImmune, Dr. Price worked in the contract research organization sector. Dr. Price began his pharmaceutical career at GlaxoSmithKline Inc., where he worked for nearly nine years on both the commercial and research sides of that company. Dr. Price is a member of the American Medical Association, the Academy of Pharmaceutical Physicians and a past member of the American Society for Microbiology. Our nominating and corporate governance committee believes that Dr. Price’s experience in the clinical, research and commercial sectors in the fields of medicine and pharmaceuticals qualifies him for service as a member of the board of directors. Dr. Price received a B.A. from the University of Rio Grande and a M.D. from the University of Santiago.

Hans Wigzell, M.D., Ph.D., has served as a member of our board of directors since June 2010. He also serves as a member of our nominating and corporate governance committee. In the past five years, Dr. Wigzell has served as a director of Probi AB and currently serves as a director of RaySearch Laboratories AB, Swedish Orphan Biovitrum AB, and Valneva SE (a successor to Intercell AG). Since 2006, Dr. Wigzell has served as chairman of Karolinska Development AB, a company listed on the NASDAQ OMX Stockholm market that selects, develops and seeks ways to commercialize promising new Nordic lifescience innovations. Previously, he was the president of the Karolinska Institute, a medical university, from 1995 to 2003, and was general director of the National Bacteriological Laboratory in Stockholm from 1987 to 1993. Dr. Wigzell is chairman of the board of the Stockholm School of Entrepreneurship. He is an elected member of several national academies, including the Swedish Royal Engineering Academy, Sweden; the Royal Academy of Science, Sweden; the Danish Academy of Arts and Letters; the American Academy of Arts and Sciences; the Finnish Science Society; and the European Molecular Biology Organization. In addition to serving as president of the Karolinska Institute, his academic career includes being Chairman, Nobel Prize Committee, Karolinska Institute and Distinguished External Advisory Professor, Ehime University, Japan. Additionally, Dr. Wigzell was appointed Chairman of the Nobel Assembly in 2000. Our nominating and corporate governance committee believes that Dr. Wigzell’s experience serving in leadership roles in various scientific and biotechnology institutions and companies in countries around the world qualifies him to serve as a member of the board of directors. He holds an M.D. and Ph.D. from the Karolinska Institute in Stockholm and he has received honorary doctor’s degrees at University “Tor Vergata” in Rome, Italy and Turku University in Finland.

M. Kathleen Behrens, Ph.D., has served as a member of our board of directors since March 2009. She also serves as member of the nominating and corporate governance committee and audit committee as well as chairwoman of the compensation committee. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (“PCAST”) from 2001 to early 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine. She has served as a public-market biotechnology securities analyst as well as a venture capitalist focusing on healthcare, technology and related investments. She was instrumental in the founding of several biotechnology companies including Protein Design Labs, Inc. and COR Therapeutics, Inc. She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a general partner and managing director. Dr. Behrens continued in her capacity as a general partner for selected venture funds for RS Investments, an investment management and research firm, from 1996 through December 2009, after management led a buyout of that firm from Bank of America. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a Managing Director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy for the National Research Council, and from 1993 to 2000 she was a director, president, and chairwoman of the National Venture Capital Association. Since December 2009, Dr. Behrens has worked as an independent life sciences consultant and investor. Dr. Behrens was a director of Amylin Pharmaceuticals, Inc. from June 2009 until Amylin’s sale in August 2012 to Bristol-Myers Squibb Company. Since January 2012, Dr. Behrens also has served as the President and Chief Executive Officer of a private oncology services company, KEW Group Inc., based in Cambridge, Massachusetts. Our nominating and corporate governance committee believes that Dr. Behrens’ significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies her for service as a member of the board of directors. Dr. Behrens holds a B.S. in Biology and a Ph.D. in Microbiology from the University of California, Davis.

Anthony Chase has served as a member of our board of directors since April 2010. He also serves as a member of the audit committee and the nominating and corporate governance committee. Mr. Chase serves as chairman and chief executive officer of ChaseSource, L.P., a Houston-based staffing and real estate development firm, a position he has held since October 2006, and ChaseSource Real Estate Services, L.P., a position he has held since January 2008. He served as an Executive Vice President of Crest Investment Company, a Houston-based private equity firm, from January 2009 until December 2009. Previously, he was Chairman and Chief Executive Officer of ChaseCom, L.P., a global customer relationship management and staffing services company, from January 1997 to December 2007, when ChaseCom, L.P. was acquired by AT&T. Mr. Chase is a tenured Professor at the University of Houston Law Center where he began teaching in 1990. Mr. Chase is a member of the American Bar Association and State Bar of Texas. Since February 2014, Mr. Chase has served as a director of Anadarko Petroleum Corporation and, in the past five years, has served as a director of Western Gas Holdings, LLC and the Cornell Companies, Inc. He is a member of the Council on Foreign Relations. Our nominating and corporate governance committee believes that Mr. Chase’s experience in leadership positions in public companies qualifies him for service as a member of the board of directors. Mr. Chase received an A.B., with honors, from Harvard College, a J.D. from Harvard Law School, and an M.B.A. from Harvard Business School.

John Hodgman has served as a member of our board of directors since March 2004. He also serves as the chairman and financial expert of the audit committee and as a member of the compensation committee. He has served as the Executive Vice President of Finance and Chief Financial Officer of InterMune, Inc., a biotechnology company, since March 2013, after serving as Senior Vice President and Chief Financial Officer since joining InterMune in 2006. He served as the Chairman of Cygnus, Inc., a biopharmaceutical company, from 1999 to 2008, and as President and Chief Executive Officer of that company between 1998 and 2006. Mr. Hodgman joined Cygnus in 1994 as Vice President of Finance and Chief Financial Officer, and between 1995 and 1998, he also served as president of Cygnus Diagnostics. He was President and Chief Executive Officer of Aerogen, Inc., a biopharmaceutical company, from June 2005 to October 2005 when that company was sold to Nektar, Inc. Mr. Hodgman holds a B.S. from Brigham Young University and an M.B.A. from the University of Utah. Mr. Hodgman served as a member of the board of directors of Immersion Corporation from 2002 to 2012. Our nominating and corporate governance committee believes that Mr. Hodgman’s significant executive-level experience as a finance executive with biotechnology and biopharmaceutical companies qualifies him for service as a member of the board of directors.

ELECTION OF SAREPTA THERAPEUTICS, INC. DIRECTORS

(Proposal 1)

General

As of the date of this proxy statement, our board of directors is composed of seven directors. Our bylaws currently permit a maximum of seven directors and a minimum of one director. The board of directors may change from time to time the number of directors by amendment of the bylaws or, as permitted by the bylaws, by resolution of our board of directors, but no decrease in the number of authorized directors will have the effect of shortening the term of any incumbent director.

Pursuant to our certificate of incorporation, when there are six or more positions on the board of directors, the positions are divided into two equal or nearly equal groups, denoted as Group I and Group II. In even years, stockholders elect directors to fill all Group I positions and in odd years, stockholders elect directors to fill all Group II positions. There is no cumulative voting for election of directors.

The following table sets forth the names of and other information about each of the nominees for election as a Group I director and those directors who will continue to serve after the annual meeting.

Name	Age	Director Since	Expiration of Term	Position(s) Held With Sarepta
Group I Director Nominees:
Christopher Garabedian	47	2010	2014	President, CEO and Director
William Goolsbee	60	2007	2014	Chairman of the Board of Directors
Gil Price, M.D.	58	2007	2014	Director
Hans Wigzell, M.D., Ph.D.	75	2010	2014	Director
Group II Continuing Director:
M. Kathleen Behrens, Ph.D.	61	2009	2015	Director
Anthony Chase	59	2010	2015	Director
John Hodgman	59	2004	2015	Director

Directors for a group whose terms expire at a given annual meeting will be up for re-election for two-year terms at that meeting. Each director’s term will continue until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the two groups so that, as nearly as possible, each group will consist of one-half of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of management. Unless the board of directors determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Nominees for Group I Directors Election at the 2014 Annual Meeting of Stockholders

There are four nominees standing for election as Group I directors this year. Based on the report of the nominating and corporate governance committee, our board of directors has approved the nomination of Christopher Garabedian, William Goolsbee, Gil Price, M.D., and Hans Wigzell, M.D., Ph.D. for re-election as Group I directors at the 2014 Annual Meeting. If elected, each of Mr. Garabedian, Mr. Goolsbee, Dr. Price and Dr. Wigzell will hold office as a Group I director until our 2016 annual meeting of stockholders or until their successors are earlier elected.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our board of directors. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The board of directors expects that the nominees will be available to serve as directors. If Mr. Garabedian, Mr. Goolsbee, Dr. Price or Dr. Wigzell becomes unavailable, however, the proxy holders intend to vote for any nominee designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board of directors. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of Mr. Garabedian, Mr. Goolsbee, Dr. Price or Dr. Wigzell.

Vote Required and Board of Directors Recommendation

The nominees receiving the greatest number of votes of the shares present and entitled to vote at the Annual Meeting will be elected as directors.

The board of directors recommends that stockholders vote “FOR” the election of each of Mr. Garabedian, Mr. Goolsbee, Dr. Price or Dr. Wigzell to the board of directors.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal 2)

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to cast a vote to approve, on an advisory basis, the 2013 compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain senior executive management, to motivate their performance toward clearly defined goals, and to align their long term interests with those of our stockholders. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2013 compensation paid to our named executive officers.

As we describe in our Compensation Discussion and Analysis, our executive compensation program includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our long-range plans and stockholder value creation. In light of the achievement of our corporate goals for 2013, we believe that the compensation paid to our named executive officers was appropriate.

In addition, to discourage excessive risk taking, our compensation committee maintains discretion to increase or decrease any incentive plan compensation, allowing the committee to consider the circumstances surrounding individual performance and adjust payments accordingly. Additionally, the multi-year vesting of the long-term equity incentives awarded in 2013 discourages an inappropriate focus on short-term results at the risk of long-term, sustained performance.

2013 Strong Stockholder Support for Our Compensation Programs

At our annual meeting of our stockholders in 2013, our stockholders approved the compensation of our 2012 named executive officers, with approximately a 95% approval rating. The compensation committee believes that the strong support from our stockholders demonstrates that our executive compensation programs are designed appropriately to reward Company performance and stockholder value creation with responsible and balanced incentives. The compensation committee continues to work to ensure that management’s interests are aligned with our stockholders’ interest.

2013 Compensation Program Highlights

As discussed in more detail under the section below captioned “Compensation Discussion and Analysis,” we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. In 2013, the compensation committee measured performance and set goals and objectives on the basis of corporate results that it believes will position us for long-term sustainable success. We believe that the 2013 compensation of our named executive officers was appropriate and aligned with our 2013 results. Our 2013 compensation program highlights are set forth below.

•	A majority of the total compensation paid to our named executive officers was in the form of variable or “at risk” compensation. Variable compensation is tied to the achievement of our performance goals (annual cash incentive bonus) or stock price appreciation or longer-term strategic goals tied to specified corporate achievements (long-term equity incentives).
•	We continue to emphasize stock options as a key element of our compensation program, so that our named executive officers are rewarded only when our stock price increases. At the time equity grants were approved by the Compensation Committee in 2013, our stock was trading at $35 per share.

•	In 2013, 50% of each equity grant awarded to each of our named executive officers was in the form of performance-based options with vesting tied to achievement of specific corporate achievements within specified timelines, as detailed below under the caption “Compensation Discussion and Analysis.” The corporate goals chosen by the Compensation Committee to serve as triggers to vesting of performance-based equity awards made to our executive officers in 2013 include measures of regulatory progress and clinical developments such as approval of eteplirsen by the Food and Drug Administration (the “FDA”) and Investigational New Drug (“IND”) filings with the FDA, which we believe are events that create long-term value to the Company and our stockholders.
•	Based on our 2013 results, our named executive officers received 125% of their target incentive cash bonus awards. Incentive cash bonus awards are a smaller component of the overall compensation provided to our executive officers as we emphasize equity awards to better align the interests of our executive officers with that of our stockholders. Consistent with our compensation philosophy, we based cash bonuses made to our executive officers on Company achievements of operational and strategic objectives that contributed to the Company’s performance goals set by the Compensation Committee for 2013, such as advancing our Duchenne Muscular Dystrophy (“DMD”) program, raising capital to fund our operations, and filing a patent appeal in the European Union in efforts to open European markets for eteplirsen, if approved, all of which we believe are drivers for creating long-term stockholder value.
•	Our named executive officers were not provided with any excessive “executive perquisites,” such as home loss buyouts.

The compensation committee regularly reviews the compensation program for our executive officers to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our executive compensation program has been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain talented executives.

Advisory Vote and Board Recommendation

We request stockholder approval, on an advisory basis, of the 2013 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Sarepta Therapeutics, Inc. approve, on an advisory basis, the compensation of the named executive officers for 2013, as disclosed in Sarepta Therapeutics, Inc.’s proxy statement for the Annual Meeting of Stockholders held in 2014 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and disclosure within the proxy statement.”

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this proposal is not binding upon us.

Vote Required and Board of Directors Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations. Unless the board of directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the annual meeting of stockholders held in 2015.

The board of directors recommends that stockholders vote “FOR” the compensation of our named executive officers.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

Our audit committee has selected the firm of KPMG LLP to be the Company’s independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2014 and the Company’s system of internal control over financial reporting. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. The audit committee has reviewed KPMG LLP’s independence from us and our management, and considered matters in the written disclosures KPMG LLP provided to the audit committee required by the Public Company Accounting Oversight Board and the potential impact that non-audit services provided to us by KPMG LLP could have on its independence. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors. KPMG LLP has served as our independent auditors since 2002.

Audit and Other Fees

The following table shows fees for professional audit services billed to us by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed to us by KPMG LLP for other services provided during 2013 and 2012:

Fees	2013	2012
Audit fees	$369,000	$363,500
Audit-related fees	134,000	243,000
Tax fees	14,000	10,000
Total	$517,000	$616,500

Audit fees are fees for the audit of our 2013 and 2012 consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q and other services that are provided in connection with statutory and regulatory filings.

Audit-related fees are fees that principally relate to assurance and related services that are related to the issuance of comfort letters for equity offerings and the audit of our 401(k) plan.

Tax fees are fees for state and local tax consultation services.

Policy on Audit Committee Pre-Approval of Fees

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next meeting. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2013 and 2012, all services billed by KPMG LLP were pre-approved by the audit committee in accordance with this policy.

Vote Required and Board of Directors Recommendation

The proposal will be approved if the votes cast in favor of this proposal exceed the votes cast against this proposal.

The audit committee has approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, and the board of directors recommends that stockholders vote “FOR” ratification of this appointment.

STOCK OWNED BY SAREPTA THERAPEUTICS, INC. MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 8, 2014, with respect to: (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (# of Shares)(2)	Percent of Class(2)
Officers and Directors
Anthony Chase(3)	91,077	*
Gil Price, M.D.(4)	68,496	*
M. Kathleen Behrens, Ph.D.(5)	75,166	*
Christopher Garabedian(6)	508,374	1.3
William Goolsbee(7)	38,332	*
John Hodgman(8)	37,000	*
Hans Wigzell, M.D., Ph.D.(9)	39,500	*
Edward M. Kaye, M.D.(10)	166,274	*
Sandesh Mahatme(11)	98,125	*
David Tyronne Howton(12)	82,675	*
Jayant Aphale, Ph.D.(13)	103,063	*
All directors and executive officers as a group (12 persons)(14)	1,308,082	3.3
5% Stockholders
Richard J. Barry c/o Sean Minot Conifer Securities, LLC, One Ferry Building, Suite 255, San Francisco, CA 94111(15)	3,081,321	8.1
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022(16)	2,506,641	6.6
Columbia Wanger Asset Management, LLC, 227 West Monroe Street, Suite 3000, Chicago, IL 60606(17)	2,635,000	6.9
Perceptive Advisors LLC, 499 Park Avenue, 25th Floor, New York, NY 10022(18)	3,552,512	9.4
Susquehanna Capital Group, 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004(19)	1,955,846	5.1
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355(20)	2,061,338	5.4

*	Indicates beneficial ownership of one percent or less.
(1)	Except as otherwise indicated, the address of each stockholder identified is c/o Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.
(2)	Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of April 8, 2014 and restricted stock units (RSUs) that vest within sixty (60) days of April 8, 2014, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Beneficial ownership as reported in the table above excludes shares of our common stock that may be issued upon the exercise of stock appreciation rights (SARs) that are exercisable within sixty (60) days of April 8, 2014. The number of shares that will be received upon exercise of such

SARs is not currently determinable and therefore is not included in the table above because each SAR gives the holder the right to receive the excess of the market price of one share of stock at the exercise date over the exercise price, which is not determinable until the date of exercise. Based on 37,986,041 shares of common stock issued and outstanding as of April 8, 2014.
(3)	Includes (i) 25,000 shares subject to options exercisable within sixty (60) days of April 8, 2014, (ii) 23,333 shares subject to a currently exercisable warrant and (iii) 2,000 shares subject to repurchase by the Company. Mr. Chase has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(4)	Includes (i) 32,166 shares subject to options exercisable within sixty (60) days of April 8, 2014 and (ii) 2,000 shares subject to repurchase by the Company. Dr. Price has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(5)	Includes (i) 30,000 shares subject to options exercisable within sixty (60) days of April 8, 2014 and (ii) 2,000 shares subject to repurchase by the Company. Dr. Behrens has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(6)	Includes (i) 480,296 shares subject to options exercisable within sixty (60) days of April 8, 2014 and (ii) RSUs vested within sixty (60) days of April 8, 2014 with respect to 13,611 shares. Excludes 30,625 SARs at an exercise price of $10.08 exercisable within sixty (60) days of April 8, 2014.
(7)	Includes (i) 32,166 shares subject to options exercisable within sixty (60) days of April 8, 2014 and (ii) 2,000 shares subject to repurchase by the Company. Mr. Goolsbee has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(8)	Includes (i) 31,667 shares subject to options exercisable within sixty (60) days of April 8, 2014 and (ii) 2,000 shares subject to repurchase by the Company. Mr. Hodgman has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(9)	Includes (i) 35,834 shares subject to options exercisable within sixty (60) days of April 8, 2014 and (ii) 2,000 shares subject to repurchase by the Company. Dr. Wigzell has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(10)	Includes 166,274 shares subject to options exercisable within sixty (60) days of April 8, 2014.
(11)	Includes 132,708 shares subject to options exercisable within sixty (60) days of April 8, 2014. Excludes 39,583 SARs at an exercise price of $23.85 exercisable within sixty (60) days of April 8, 2014.
(12)	Includes 81,875 shares subject to options exercisable within sixty (60) days of April 8, 2014.
(13)	Includes 94,563 shares subject to options exercisable within sixty (60) days of April 8, 2014.
(14)	Includes (i) 1,173,174 shares subject to options exercisable within sixty (60) days of April 8, 2014, (ii) 23,333 shares subject to a currently exercisable warrant, (iii) RSUs vested within sixty (60) days of April 8, 2014 with respect to 13,611 shares. Of the shares of common stock reported, 12,000 shares are subject to repurchase by the Company; such directors have voting power with respect to the shares subject to repurchase but do not have investment power with respect to such shares until the Company’s repurchase option lapses. Excludes 70,208 SARs exercisable within sixty (60) days of April 8, 2014.
(15)	Based solely on information contained in the Schedule 13G filed with the SEC on February 14, 2014, reporting beneficial ownership of Richard J. Barry.
(16)	Based solely on information contained in the Schedule 13G filed with the SEC on January 30, 2014, reporting beneficial ownership of BlackRock, Inc. BlackRock, Inc. has sole voting power over 2,401,548 shares and sole dispositive power over 2,506,641 shares.

(17)	Based solely on information contained in the jointly filed Schedule 13G filed with the SEC on February 6, 2014, reporting beneficial ownership of Columbia Wanger Asset Management, LLC (“CWAM”) and Columbia Acorn Fund. CWAM is the investment adviser of Columbia Acorn Fund. CWAM does not directly own any shares of our common stock. As an investment adviser of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares listed herein as owned by Columbia Acorn Fund. CWAM has sole voting power over 2,538,000 shares and sole dispositive power over 2,635,000 shares and disclaims beneficial ownership of these shares. Columbia Acorn Fund has sole voting and dispositive power over 2,050,000 shares.
(18)	Based solely on information contained on the jointly filed Schedule 13G filed with the SEC on February 14, 2014, reporting beneficial ownership of Perceptive Advisors LLC and Joseph Edelman. Perceptive Advisors LLC and Joseph Edelman have shared voting and investment power over 3,552,512 shares of common stock, 2,460,362 shares of which are held by a private investment fund to which Perceptive Advisors LLC serves as the investment manager, and 1,092,150 shares of which are held in a trading account to which Perceptive Advisors LLC serves as the investment manager. Mr. Edelman is the managing member of Perceptive Advisors LLC. Perceptive Advisors LLC and Joseph Edelman disclaim beneficial ownership over the shares listed herein.
(19)	Based solely on information contained on the jointly filed Schedule 13G filed with the SEC on February 13, 2014, reporting beneficial ownership of Susquehanna Capital Group, Susquehanna Investment Group and Susquehanna Securities. Shares reported herein include options to buy 9,100 shares held by Susquehanna Capital Group, options to buy 44,800 shares held by Susquehanna Investment Group and options to buy 1,485,600 shares held by Susquehanna Securities. Susquehanna Capital Group, Susquehanna Investment Group and Susquehanna Securities have shared voting and dispositive power over the shares listed herein and Susquehanna Capital Group has sole voting power over 39,001 shares, Susquehanna Investment Group has sole voting and investment power over 76,547 shares and Susquehanna Securities has sole voting and dispositive power over 1,840,298 shares. Susquehanna Capital Group, Susquehanna Investment Group and Susquehanna Securities disclaim beneficial ownership of shares which it does not directly own.
(20)	Based solely on information contained in the Schedule 13G filed with the SEC on February 11, 2014, reporting beneficial ownership of The Vanguard Group. The Vanguard Group has sole voting power over 51,265 shares, sole dispositive power over 2,011,773 shares and shared dispositive power over 49,565 shares.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2013, with respect to shares of our common stock that may be issued under our existing equity compensation:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	4,218,700	(1)	$25.27	2,879,475	(2)
Equity compensation plans not approved by security holders(3)	141,666		8.28	—
Total	4,360,367		24.72	2,879,475

(1)	Of the number of securities to be issued upon exercise, 3,666,657 shares are subject to outstanding options under our Amended and Restated 2011 Equity Incentive Plan and 552,043 shares are subject to outstanding options under the 2002 Equity Incentive Plan. Following the adoption of our 2011 Equity Incentive Plan in June 2011, which was amended and restated in June 2013, no further grants will be made under the 2002 Equity Incentive Plan, but awards previously granted pursuant to the 2002 Equity Incentive Plan will continue to be governed by its terms.
(2)	Represents 2,879,475 shares available for future issuance under our Amended and Restated 2011 Equity Incentive Plan. The maximum number of shares that may be issued under the Amended and Restated 2011 Equity Incentive Plan is 3,431,518 including zero shares reserved but not issued under the 2002 Equity Incentive Plan. In addition, shares subject to outstanding awards under the 2002 Equity Incentive Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us, will be available for issuance under the Amended and Restated 2011 Equity Incentive Plan, up to a maximum of 552,043 shares.
(3)	In June 2011, as a material inducement for Edward Kaye, M.D., to commence employment with us, we granted Dr. Kaye an option to purchase 141,667 shares of our common stock for an exercise price per share of $8.28, as adjusted for our July 2012 one-for-six reverse stock split, outside of any stockholder approved equity incentive plan.

AUDIT COMMITTEE REPORT

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee oversees the financial reporting process of the Company on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The audit committee reviewed with KPMG LLP, our independent registered public accounting firm that is responsible for expressing an opinion on the conformity of audited consolidated financial statements with generally accepted accounting principles and an opinion on our internal controls over financial reporting, its judgments about our accounting principles and the other matters required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 16, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board. The audit committee has received from KPMG LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of KPMG LLP and has concluded that such non-audit services are compatible with the independence of KPMG LLP.

The audit committee discussed with KPMG LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding our internal controls, and the overall quality of our financial reporting. The audit committee held a total of four meetings during 2013.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the 2013 audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

John Hodgman, Chairman
William Goolsbee
Anthony Chase
M. Kathleen Behrens, Ph.D.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The board of directors and each of its standing committees (audit, compensation, and nominating and corporate governance) oversee the management of risks inherent in the operation of our business. The board of directors has delegated certain risk management responsibilities to the board committees. The board of directors and the audit committee evaluate our policies with respect to risk assessment and risk management, and monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and external auditors and other advisors. In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The board of directors and the nominating and corporate governance committee monitor our governance and succession risk by regular review with management and outside advisors. As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us.

Board Leadership Structure

The positions of Chief Executive Officer and Non-Executive Chairman of the Board are held by two different individuals (Mr. Garabedian and Mr. Goolsbee, respectively). Our Non-Executive Chairman has many of the duties and responsibilities that a “lead independent director” might have and, therefore, the board of directors has determined not to designate a separate “lead independent director.” This current structure allows our Chief Executive Officer to focus on our strategic direction and our day-to-day business while our Non-Executive Chairman provides guidance to the Chief Executive Officer and leads the board in its fundamental role of providing advice to, and independent oversight of, management. The board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position given our stage of development, as well as the commitment required to serve as our Non-Executive Chairman. The board of directors believes that this leadership structure is appropriate because it allows us to speak externally to our various constituents, as well as internally to our officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, our board structure incorporates appropriate board independence and programs for risk management oversight of our overall operations, including our compensation programs. The board of directors will continue to assess the appropriateness of this structure as part of the board of directors’ broader succession planning process.

We have been, and continue to be, a strong advocate of the independence of the board of directors and have put into place measures to see that our directors provide independent oversight. The board of directors believes that it also has established substantial independent oversight of management. For example, six of seven of our current directors are independent under the NASDAQ guidelines. In addition, each of the board of directors’ three standing committees is currently comprised solely of independent directors. Each of the standing committees operates under a written charter adopted by the board of directors. Also, our non-management directors meet in executive session periodically without management in attendance. One result of this focus on director independence is that oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of the board of directors and its committees is entrusted to independent directors.

Board of Directors and Committee Meetings

During 2013, our board of directors met nine times and acted by unanimous written consent eight times. During 2013, our audit committee met four times and did not act by written consent, our compensation committee met six times and acted by written consent three times, and our nominating and corporate governance committee met three times and did not act by written consent. All of our directors attended more than 75% of the aggregate of all meetings of the board of directors and of the committees on which such director served. Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, our directors are encouraged to attend, and five of our current directors attended the 2013 annual meeting of stockholders.

Determination Regarding Director Independence

The board of directors has determined that each of our current directors, except Mr. Garabedian, is an “independent director” as that term is defined in NASDAQ Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at least quarterly.

The board of directors has also determined that each current member of the audit committee, the compensation committee, and the nominating and corporate governance committee meets the independence standards applicable to those committees prescribed by the NASDAQ, the SEC, and the Internal Revenue Service.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all directors and employees, including all officers, managers and supervisors, and is intended to ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. We have contracted with Ethicspoint to provide a method for employees and others to report violations of the Code of Conduct anonymously. A copy of the Code of Conduct is posted on our website at www.sarepta.com under “Investor Relations — Corporate Governance.” We also have Procedures and Guidelines Governing Insider Trading and Tipping which were amended in 2014 to prohibit hedging and pledging transactions involving Company securities by our directors and Section 16 officers.

Committees of the Board of Directors

During 2013, our board of directors had three standing committees: the audit committee, the compensation committee (which has delegated certain responsibilities to the new employee option committee comprised of members of management of the Company), and the nominating and corporate governance committee. All of the committee charters, as adopted by our board of directors, are available on our website at www.sarepta.com under “Investor Relations — Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

The audit committee reviews with our independent registered public accounting firm the scope, results, and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (i) has direct responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, (ii) discusses with our auditors their independence from management, (iii) reviews the scope of the independent annual audit, (iv) establishes procedures for handling complaints regarding our accounting practices, (v) oversees the annual and quarterly financial reporting process, (vi) has authority to engage any independent advisors it deems necessary to carry out its duties, and (vii) has appropriate funding to engage any necessary outside advisors. A full description of the responsibilities and duties of the audit committee is contained in the audit committee charter. The current members of the audit committee are John Hodgman (Chairman), M. Kathleen Behrens, Ph.D., Anthony Chase and William Goolsbee. The board of directors has determined that Mr. Hodgman is an

“audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee report is included in this proxy statement. The audit committee charter requires the committee to review and assess the charter’s adequacy annually.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs, as more fully described in the “Compensation Discussion and Analysis” section later in this proxy statement. The current members of the compensation committee are M. Kathleen Behrens, Ph.D. (Chairwoman), Gil Price, M.D., William Goolsbee and John Hodgman. The Compensation Committee Report is set forth in the “Compensation Committee Report” section later in this proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee reviews candidates and makes recommendations of nominees for the board of directors. The nominating and corporate governance committee also is responsible for considering and making recommendations to the board of directors concerning the appropriate size, functions and needs of the board of directors and to ensure compliance with the Code of Conduct. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the board of directors in accordance with laws and regulations established by the SEC and NASDAQ Global Select Market, our bylaws and applicable corporate law, and make recommendations to the board of directors regarding such individuals based on the established criteria for members of our board of directors. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. The current members of the nominating and corporate governance committee are Gil Price, M.D. (Chairman), M. Kathleen Behrens, Ph.D., Anthony Chase and Hans Wigzell, M.D., Ph.D.

The board of directors believes that the board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the board of directors believes that there are certain attributes that every director should possess, as reflected in the board’s membership criteria. Accordingly, the board of directors and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our current and future needs. The nominating and corporate governance committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the board of directors as a whole will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate, and a global perspective. These qualifications and attributes are not the only factors the nominating and corporate governance committee will consider in evaluating a candidate for nomination to the board of directors, and the nominating and corporate governance committee may reevaluate these qualifications and attributes at any time.

The nominating and corporate governance committee is responsible for developing and recommending board membership criteria to the board for approval. The criteria include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of our business, independence, judgment and integrity, the ability to commit sufficient time and attention to board activities, and any potential conflicts with our business and interests. In addition, the board and the nominating and corporate governance committee annually evaluate the composition of the board to assess the skills and experience that are currently represented on the board, as well as the skills and experience that the board will find valuable in the future, given our current situation and strategic plans. While not maintaining a specific policy on board diversity requirements, the board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the board and, therefore, seek a variety of occupational and personal backgrounds on the board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board. This annual evaluation of the board’s composition enables the board and the nominating and corporate governance committee to update the skills and experience they seek in the board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the board and the nominating and corporate governance committee may identify specific skills and experience that they believe we should seek in order to constitute a balanced and effective board.

Except as set forth above, the nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for director. The nominating and corporate governance committee does not currently engage any third party director search firms but may do so in the future if it deems such engagement appropriate and in our best interests. These issues will be considered by the nominating and corporate governance committee in due course, and, if appropriate, the nominating and corporate governance committee will make a recommendation to the board of directors addressing the nomination process.

Communications with the Board of Directors

The board of directors welcomes and encourages stockholders to share their thoughts regarding our Company. While the board of directors encourages such communication, for a variety of reasons, including compliance with securities laws, fiduciary duties of the directors, and good business practices relating to corporate communications, our preference is that stockholders communicate with the board of directors in compliance with our communications policy. Our communications policy, as adopted by the board of directors, provides that all communications should be in writing and directed to the attention of our Investor Relations Department at Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142 or investors@sarepta.com. Our Investor Relations Department will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), Investor Relations will then distribute a copy of the communication to the chairman of the board of directors, the chairman of the audit committee and our internal and outside counsel. Based on the input and decision of these persons, along with the entire board of directors if it is deemed necessary, we, through our Investor Relations Department, will respond to the communication.

Compensation of Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level we require of our directors. Board members receive cash compensation in U.S. dollars. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

Cash Compensation

On September 27, 2010, our board of directors, upon the recommendation of the compensation committee, approved and adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Director compensation is reviewed annually by the compensation committee’s independent, third party consultant, Compensia. In reviewing director compensation, Compensia uses the same peer group companies used for executive compensation comparisons.

Under the Director Compensation Policy as in effect for the beginning of 2013, our non-employee directors received cash compensation of $35,000 per year for their service on the board of directors. In addition, any non-employee director serving as chairperson of the board of directors received an additional $45,000 per year for service as chairperson. The chairpersons of the audit, compensation and nominating and corporate governance committees received an additional fee of $16,000, $12,000 and $5,000 per year, respectively, for such service. Members of the audit, compensation and nominating and corporate governance committees that are not serving as the chairperson of such committees received an additional fee of $8,000, $6,000 and $3,000 per year, respectively, for such service. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter.

As approved by our board of directors in June 2013, our non-employee directors receive cash compensation of $40,000, increased from $35,000, per year for their service on the board of directors. In addition, any non-employee director serving as chairperson of the board of directors receives an additional $45,000 per year for service as chairperson. The chairpersons of the audit, compensation and nominating and corporate governance committees receive an additional fee of $16,000 per year for such service. Finally, members of the audit, compensation and nominating and corporate governance committees that are not serving as the chairperson of such committees receive an additional fee of $8,000 per year for such service. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter.

Stock-Based Compensation

Pursuant to the Director Compensation Policy, each individual who is first elected or appointed as a non-employee member of the board of directors is automatically granted an option to purchase 10,000 shares of our common stock. The shares underlying the award will vest ratably over four years of continued service to the board of directors, with 25% of the total number of shares underlying the option vesting each year on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of our stockholders in the year following the date of grant. In June 2013, our board of directors approved an automatic annual grant of an option to purchase 20,000 shares of our common stock to each non-employee director who has served on the board of directors for at least six months on the date of the first meeting of the board of directors held after the annual meeting of our stockholders. Each of our non-employee directors was eligible for this grant and received an option to purchase 20,000 shares in 2013. Although the vast majority of our peers grant equity with a vesting schedule of one year, all of the shares underlying such option granted to directors will vest at a rate of 25% annually over four years beginning on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of our stockholders in the year following the date of grant, provided that the non-employee director continues to serve as a director through such date. In addition, each non-employee director who serves on the board of directors for at least six months prior to the first meeting of the board of directors held after the annual meeting of our stockholders will be automatically granted 1,000 shares of restricted stock on the date of the first meeting of the board of directors held after the annual meeting of our stockholders. Each of our non-employee directors was eligible for and received a grant of 1,000 shares of restricted stock in 2013. All of the shares underlying the restricted stock award will vest on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of our stockholders in the year following the date of grant, provided that the non-employee director continues to serve as a director through such date. In February 2014, the compensation committee determined to reduce the number of stock options to be granted to eligible non-employee directors pursuant to annual grants to 15,000 shares, with vesting over four years to commence on the date of the annual meeting of stockholders. Eligible non-employee directors will continue to receive annual restricted stock grants of 1,000 shares.

The following table sets forth compensation information for our non-employee directors for 2013. The table excludes Mr. Garabedian, who, as an employee of the Company, did not receive any compensation from us in his role as director in 2013. All compensation numbers are expressed in U.S. dollars.

Name (a)	Fee Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(1) (d)	Total ($) (h)
William Goolsbee	118,500	34,920	463,620	617,040
Anthony Chase	51,833	34,920	463,620	550,373
John Hodgman	61,083	34,920	463,620	559,623
Gil Price, M.D.	58,167	34,920	463,620	556,707
M. Kathleen Behrens, Ph.D.	61,167	34,920	463,620	559,707
Hans Wigzell, M.D., Ph.D.	42,583	34,920	463,620	541,123

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of stock and option awards granted in 2013 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 3 to the consolidated financial statements set forth in our Annual Report on Form 10-K for 2013, filed with the SEC on March 3, 2014. As of December 31, 2013, each director had the following number of options and shares of restricted stock outstanding, respectively: Mr. Goolsbee: 47,166 and 1,000; Mr. Chase: 40,000 and 1,000; Mr. Hodgman: 46,667 and 1,000; Dr. Price: 47,166 and 1,000; Dr. Behrens: 45,000 and 1,000; and Dr. Wigzell: 53,334 and 1,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Throughout this section of this proxy statement, the individuals who served as our principal executive officer and principal financial officer during 2013, as well as the other individuals included in the Summary Compensation Table in this proxy statement, are referred to as the “named executive officers.” All share amounts and exercise prices set forth in this section give effect to our July 2012 one-for-six reverse stock split. Our named executive officers for 2013 include the following individuals:

•	Christopher Garabedian, our President and Chief Executive Officer
•	Sandesh Mahatme, our Senior Vice President, Chief Financial Officer
•	Edward M. Kaye, M.D., our Senior Vice President, Chief Medical Officer
•	David Tyronne Howton, our Senior Vice President, General Counsel, Corporate Secretary
•	Jayant Aphale, Ph.D., our Senior Vice President, Technical Operations

Compensation Policies, Practices, Risks and Related Issues

Overview

The objectives of our compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance toward clearly defined goals, and to align their long-term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value. We intend that total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits are competitive in the biopharmaceutical marketplace for suitable talent and in accord with our short and long term goals. While starting base salaries and our benefits program are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based on performance against strategic and operational goals. Historically, actual incentive compensation for the named executive officers other than our Chief Executive Officer has been a function of the achievement of defined and agreed corporate and individual goals, as approved by the compensation committee. In 2013, 100% of cash incentive bonus awards for our named executive officers other than our Chief Executive Officer were tied to the achievement of corporate goals. With respect to our Chief Executive Officer, as in 2012, in 2013, 100% of our Chief Executive Officer’s cash incentive bonus award was tied to the achievement of corporate goals to reflect the fact that all strategic decisions made by our Chief Executive Officer impact the Company as a whole and it is therefore appropriate to reward his performance entirely against achievement of corporate goals.

Risk Assessment and Compensation Practices

We believe that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on the Company in the future.

The compensation committee reviewed our compensation policies and programs and determined the following:

•	we structure our total compensation to consist of both fixed (salary and benefits) and variable compensation (cash incentive, equity compensation and merit based annual salary adjustments). We believe that the variable compensation elements provide an appropriate percentage of overall compensation to motivate executives to focus on our performance, while the fixed elements serve to provide an appropriate and fair compensation level that allows us to remain competitive in the biopharmaceutical market so that we can attract and retain our employees. Neither the fixed nor the variable elements of our compensation program encourage executives and non-executive employees to take unnecessary or excessive risks in the achievement of goals;

•	we believe that our compensation program balances short and long-term performance and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance;
•	all incentive plan designs and specific elements are reviewed and approved by the compensation committee annually with input on market practice and design from the compensation committee’s independent advisor, Compensia;
•	performance targets for the annual bonus plan covering all named executives, and the Sarepta Therapeutics Annual Bonus Plan covering most other employees, are established annually by our compensation committee and the board of directors. We have internal controls over the measurement and calculation of these performance metrics, designed to prevent manipulation of results by any employee, including our executives. Additionally, the compensation committee and the board of directors monitor the corporate performance metrics formally no less than annually and periodically on a more informal basis during the year;
•	the compensation committee has the discretion to increase or decrease any payment for our named executive officers under any of our compensation plans, allowing the compensation committee to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly;
•	there are appropriate internal controls over the processing of payments;
•	our existing governance and organizational structure incorporates a substantial risk management component through the review and actions of the board of directors and its standing committees; and
•	the long-term component of compensation primarily consists of stock options and performance stock options. Our primary long-term incentive grants are stock options, which only have value if our stock price increases subsequent to the date of grant as options are priced at fair market value on the date of grant. Our options are generally granted in open trading windows. Vesting requirements of three to four years, or upon achievement of specified performance goals, encourage executives to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. In 2013, half of the annual long-term equity incentive grants awarded to our named executive officers were performance-based, with vesting tied to the achievement of specific milestone objectives within specific time frames. We believe that our long-term equity compensation, which rewards employees for the Company’s achievements over the long term, balances the cash incentives in place to motivate shorter-term performance.

Significant Management Changes in 2013

In 2013, Sandesh Mahatme replaced Anthony Martignetti as our principal accounting officer.

Executive Summary

Fiscal Year 2013 — An Overview of Business Results

Despite a challenging regulatory environment, including an unexpected decision by the FDA to consider a New Drug Application (NDA) for eteplirsen premature in November 2013 after its initial position that it was open to considering an NDA filing in July 2013, we delivered on numerous strategic objectives we established to contribute to the building of long-term value for the Company and its stockholders. Key results for each of our 2013 corporate goals are summarized below:

Advance DMD Program

•	Our open-label Phase IIb extension study of eteplirsen continued to show stabilization through a 120-week period.
•	We developed protocol proposals and initiated clinical trial preparations for our lead drug candidate.

•	We had a successful end of Phase II Chemistry, Manufacturing and Controls (CMC) FDA meeting, are on track to provide drug needed for our upcoming eteplirsen clinical study and strengthened our manufacturing capabilities, including by completing several mid-scale production batches and multiple batches through fill and finish.
•	We had meetings with the FDA relating to the regulatory and clinical development of eteplirsen, which included the submission of extensive briefing documents and white papers in support of requested guidance.
•	Executed multiple agreements to strengthen our DMD pipeline and initiated a patent appeal with Opposition Division of the European Patent Office (EDEPO) which, if successful, could provide us the ability to market eteplirsen in Europe if approved.
•	We began sequence optimization work for three new drug candidates targeting exons 52, 55 and 8, bringing our pipeline of drug candidates in DMD to a total of eight including eteplirsen and drug candidates targeting exons 44, 53, 50 and 44.

Execute on Corporate and Strategic Objectives.

•	We raised $125.1 million through At-the-Market Offerings and continued delivering on long-term Total Stockholder Returns (“TSRs”) as by the two and five year TSRs through December 31, 2013 shown below:

In addition, despite trading on NASDAQ at a low price of $12.89 per share subsequent to receiving the FDA’s unexpected feedback that it considered an NDA filing for eteplirsen premature in November 2013, since then, our stock consistently traded between approximately $20 to $30 per share through April 8, 2014. Furthermore, following our announcement on April 21, 2014 that we plan to submit an NDA to the FDA by the end of 2014 for the approval of eteplirsen, our stock has consistently traded between $30 and $40 per share through April 15, 2014.

•	Continued developing collaborations, proof of concept studies and established early development activities outside of DMD; and
•	Successfully managed separations, relocation and transitions to Cambridge, Massachusetts and Corvallis, Oregon from Bothell, Washington closures and added new key hires in various areas including clinical, commercial and legal; also implemented employee communication and onboarding programs and laid the foundation for improvements to employee benefits and facilities.

Expand and Leverage Government Programs

•	Successfully completed government contract requirements and demonstrated feasibility of intramuscular administration and tolerance of therapeutic dose range of AVI-7288, contributing to a growing body of evidence supporting the safety of our chemistries based on phosphorodiamidate-linked morpholino oligomers; and
•	Clinical, regulatory, manufacturing, finance and human resources teams provided key support for acquiring and delivering on government programs progress.

Commitment to Pay-for-Performance

Our executive compensation program includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with our stockholders. We believe a significant portion of our executives’ compensation should be variable and at-risk and tied directly to our strategic growth and long-term stock price performance. Consistent with this focus, the largest portion of our executives’ compensation is in the form of performance-based annual and long-term equity incentives. For 2013, 94% of our Chief Executive Officer’s target total compensation was comprised of at risk or variable pay. The pie chart below shows the target total direct compensation mix for fiscal 2013 for Mr. Garabedian.

We believe that our compensation program for our senior executives is appropriately designed because the pay mix for our executives is weighted to stock-based awards, which aligns the interests of our executives with those of our stockholders, particularly with stock options, where actual value is only realized if the Company’s stock price exceeds the option exercise price. Moreover, in the case of performance stock options, which comprised half of our 2013 equity grants, not only must the stock price increase after the date of grant, performance goals must be achieved in order for the value of the equity grants to be realized. To the extent that we perform for our stockholders, our executives are similarly impacted with respect to this element of compensation. The compensation committee also takes into account achievements towards corporate goals prospectively in determining equity compensation for our executives. For example, the compensation committee reduced equity grants for 2014 given that an NDA was not filed for eteplirsen in 2013 and our stock price declined in November 2013 after the FDA news that they considered an NDA filing for eteplirsen premature. In addition, our annual incentive award program is linked to objective corporate goals that are designed to increase long-term Company and stockholder value. In 2013, the compensation committee established three primary performance criteria (with several supporting objectives for each criteria) against which the performance of the Company as a whole would be measured. Given that the compensation committee determined that the resulting total, weighted achievement of the performance criteria was 126.5% of target for 2013, the committee recommended an aggregate cash bonus payout at 125% of the target bonus pool.

The TSRs our long-term investors have seen for the last two and five year periods through December 31, 2013 of 355% and 416%, respectively, support our pay-for-performance compensation strategy and our focus on drivers for compensation that build long-term value. The market prices for securities of small to mid-cap biotechnology companies, including our stock, have been historically volatile. For example, during 2013, our stock traded from a low of $12.89 per share to a high of $53.81 per share. Additionally, on November 12, 2013 our stock price decreased 64% on the same day that we made an announcement regarding an unexpected FDA communication that it considered an NDA filing for eteplirsen premature despite earlier communications indicating it was open to an NDA application. Furthermore, on April 23, 2014 following our April 21, 2014 announcement that, based on FDA feedback, we planned to file an NDA for the approval of eteplirsen, our stock’s closing price on NASDAQ was $38.91. The stock market has also experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Since many biotechnology companies require continued financings to advance their research and clinical programs, the stock price sometimes experiences volatility in anticipation of dilutive financing events despite the advancement of research and clinical programs. Although our compensation committee takes into consideration the short-term performance of our stock in its decisions, due to volatility factors such as those discussed above, some of which are due to factors outside of the control of the Company, our compensation committee focuses on long-term creation of value for the Company and its stockholders in making compensation decisions.

CEO’s Realizable Equity Value Aligned with Stockholder Experience

Despite our progress on our clinical programs and strategic objectives and total stockholder returns for the past two, three and five year periods, the Company’s stock price declined on a year–over-year basis from December 31, 2012 to December 31, 2013. Mr. Garabedian’s 2013 total compensation, as reported in the Summary Compensation Table in this proxy statement, includes the grant date fair value of 370,000 options granted in June 2013 with an exercise price of $34.92 per share, with the closing price of our stock on NASDAQ on the date his grant was made. Half of the shares subject to his options are subject solely to time-based vesting, and the other half of the shares subject to his options, which are also subject to time-based vesting, will only become available for vesting based on the Company’s achievement of particular performance milestones. The time-based vesting component of both portions of the option grant is for 25% of the shares underlying the options to vest on the first anniversary of the grant date, and  1/48th of the shares underlying the option to vest each month thereafter, subject to Mr. Garabedian’s continued service to the Company on each vesting date. Thus, Mr. Garabedian will not realize any compensation from this grant unless the options vest and our stock price exceeds the exercise price of $34.92 per share. Further, if the Company never achieves any of the performance milestones, 50% of the shares subject to his options will be forfeited and will never vest.

Because of the decline in our stock price during the last quarter of 2013, the intrinsic value of the options granted to Mr. Garabedian in 2013 was zero as of December 31, 2013, as shown in the graph below.

In addition, the realizable value of all of Mr. Garabedian’s outstanding options and stock appreciation rights including grants made prior to 2013, calculated as the spread between the exercise price and our closing stock price on the applicable date, declined from $9.13 million as of December 31, 2012 to $5.76 million as of December 31, 2013 as shown in the graph below. Mr. Garabedian did not exercise any options or stock appreciation rights during 2013.

In summary, our compensation program design and realizable pay results illustrate our pay-for-performance philosophy. We have rewarded our executives for sustained financial performance and growth during a difficult period of regulatory uncertainty where the Company has continued to make progress on a number of operational and strategic objectives important to building long-term value for the Company and our stockholders. At the same time, our emphasis on stock-based awards results in a healthy alignment between our executives’ pay and the realized results for our stockholders.

Our Executive Compensation Program Is Aligned with Best Practices and Shows Our Commitment to Good Compensation Governance

The compensation committee is committed to having strong governance standards with respect to our executive compensation programs, procedures and practices. Among other things, specifically:

•	the compensation committee is comprised solely of independent directors;
•	after consideration of several factors relating to the independence of the compensation consultant, including those set forth in the NASDAQ listing standards, the compensation committee determined that the compensation consultant it retains to provide it with advice and guidance on the design of our executive compensation programs and to evaluate our executive compensation is independent;
•	the Company does not have 280G gross-up obligations to its executives and the compensation committee has determined that the Company shall not enter into any new employment agreements with executive officers with gross-up payments related to any golden parachute excise taxes;
•	the Company does not provide our executive officers any excessive “executive perquisites,” such as perquisites for former or retired executives or home loss buyouts, as we believe such excessive perquisites are inappropriate; and
•	the Company does not provide any executive pension, supplemental retirement or non-qualified deferred compensation plans.

Compensation Philosophy and Objectives

The following executive compensation principles form the basis of the Company’s compensation philosophy and guided the compensation committee during 2013 in fulfilling its roles and responsibilities:

•	compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in our highly competitive talent market;
•	compensation should reinforce our business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing at risk short- and long-term incentives in the total compensation mix;
•	compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives without incentivizing the executives to take inappropriate risks in order to enhance their individual compensation;
•	executives with comparable levels of responsibility should be compensated comparably; and
•	compensation should be transparent and easily understandable to both our executives and our stockholders.

Compensation Program Design

The compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value. We intend that total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits are competitive in the biopharmaceutical marketplace for suitable talent and in accord with our short and long-term goals.

While fixed compensation such as base salary and benefits are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit based and reward strategic and operational achievements. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed corporate and individual goals, although in 2013, compensation was based on achievement of corporate goals only. With respect to our Chief Executive Officer, 100% of the goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and thus, it is more appropriate to reward performance against corporate objectives.

The at-risk component of the compensation package for each named executive officer, which includes a targeted bonus and long-term equity incentives, is typically determined (in whole or in part) on the basis of achievement of pre-established corporate goals. For 2013, we considered solely corporate goals in determining the size of bonus payouts to our named executive officers. Annual equity grants were considered and made by the compensation committee in 2013. Factors that influenced the size of the 2013 annual equity grants include, among others, competitive annual market values for each individual executive, achievement of corporate goals and the amount of vested and unvested equity awards held by a named executive officer at the time of grant. Compensation decisions are also based on market factors that require us to remain competitive in our compensation package in order to attract and retain qualified individuals.

Response to 2013 Say-on-Pay Vote

We believe our executive compensation program is effectively designed, works well in alignment with the interests of our stockholders and is instrumental to achieving our corporate objectives. In determining executive compensation decisions for 2013, our compensation committee considered the approximately 95% level of stockholder support that the “Say-on-Pay” proposal received at our June 4, 2013 annual meeting of stockholders. As a result, the compensation committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future.

With respect to the frequency of future “Say-on-Pay” advisory votes, consistent with the outcome of the advisory stockholder vote regarding the proposal, we determined to hold an advisory “Say-on-Pay” vote on the compensation of our named executive officers annually until the next advisory vote on the frequency of stockholder votes on the compensation of the named executive officers is held. See Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation.

The Compensation Committee

Our executive and board of director compensation programs are administered by our compensation committee. As of December 31, 2013, the compensation committee was composed of four directors: M. Kathleen Behrens, Ph.D. (Chairwoman), William Goolsbee, John Hodgman and Gil Price, M.D. Each member of the compensation committee is an “outside director” for purposes of Section 162(m) of the Code, a “non-employee director” for purposes of Exchange Act Rule 16b-3 and satisfies NASDAQ’s independence requirements.

The compensation committee is responsible for reviewing, assessing, and approving all elements of compensation for our named executive officers. In addition, the compensation committee is directly responsible for establishing annual Company-wide performance goals.

The committee’s responsibilities related to executive compensation include, among other things: (i) evaluating the performance of our Chief Executive Officer and other executive officers in light of the approved corporate goals; (ii) setting the compensation of the Chief Executive Officer and other executive officers based upon the evaluation of their performance; and (iii) making recommendations to the board of directors with respect to new cash-based incentive compensation plans and equity-based compensation plans. The compensation committee is also responsible for assessing appropriate board of director compensation programs and for preparing an annual self-evaluation report of the compensation committee. The compensation committee has independent authority to make compensation decisions for our named executive officers.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer plays a pivotal role in determining executive compensation other than with respect to himself. No less than annually, our Chief Executive Officer assesses the performance of the named executive officers other than himself. Following such assessments, our Chief Executive Officer historically recommends to the compensation committee a base salary, performance-based bonus, and a grant of stock options for each named executive officer other than himself. The compensation committee considers the information provided by the Chief Executive Officer, together with other information available to the compensation committee, and determines the compensation for each named executive officer. For 2013, because incentive compensation for the named executive officers in 2013 was tied to the achievement of corporate goals, the Chief Executive Officer presented a recommendation to the compensation committee regarding the levels of achievement of the various corporate goals. The compensation committee considered this recommendation and other relevant available information when determining the achievement level of the corporate goals. All of these considerations led to the final determination by the compensation committee of base salary and incentive compensation levels paid to our named executive officers.

Role of Compensation Consultant

The compensation committee has engaged its own independent third-party compensation consultant, Compensia, to assist with its 2013 compensation reviews and actions. Compensia’s services included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;
•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and
•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Compensia, our compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during fiscal year 2013. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the NASDAQ listing standards.

Additional information regarding the services provided by Compensia is discussed below in greater detail. Other than services provided to our compensation committee, Compensia did not perform any other work for us.

Competitive Market Review for 2013

The market for experienced management is highly competitive in the life sciences and biopharmaceutical industries. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established biopharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial, and management skills to remain strong for the foreseeable future.

Our compensation committee relied on the peer group developed with the assistance of Compensia in October 2012 in setting the base salaries and cash bonus opportunities of our named executive officers for 2013. This peer group consisted of the following companies:

• Aegerion Pharmaceuticals, Inc.	• PharmAthene, Inc.
• Amicus Therapeutics, Inc.	• POZEN Inc.
• Anacor Pharmaceuticals, Inc.	• Repligen Corp.

• BioCryst Pharmaceuticals, Inc.	• SIGA Technologies, Inc.
• Chelsea Therapeutics International, Ltd.	• Synageva BioPharma Corp.
• Cytori Therapeutics, Inc.	• Trius Therapeutics Inc.
• DUSA Pharmaceuticals, Inc.	• Vanda Pharmaceuticals Inc.
• Dyax Corp.	• Vical Inc.
• Enzon Pharmaceuticals, Inc.	• XenoPort, Inc.
• Infinity Pharmaceuticals, Inc.	• XOMA Corp.
• Novavax, Inc.	• Zogenix, Inc.
• Osiris Therapeutics, Inc.

In connection with our yearly assessment to define a comparable market, the compensation committee, with guidance provided by Compensia, updated our peer group in April 2013 to reflect publicly-traded U.S.-based biopharmaceutical companies of similar stage of development and size in terms of revenue, headcount and market capitalization. The compensation committee used the following criteria to determine the April 2013 peer group:

•	U.S.-based public companies with a primary focus on biotechnology and rare or infectious disease treatment or prevention and with the phase of their most developed product in Phase II or Phase III;
•	revenue of between zero to $100 million;
•	market capitalization of between approximately $500 million and $3 billion; and
•	headcount of less than 300 employees.

The updated April 2013 peer group consisted of the following companies:

• Aegerion Pharmaceuticals, Inc.	• MannKind Corporation
• Alnylam Pharmaceuticals, Inc.	• Medivation, Inc.
• AMAG Pharmaceuticals, Inc.	• Nektar Therapeutics
• Arena Pharmaceuticals, Inc.	• Neurocrine Biosciences, Inc.
• ARIAD Pharmaceuticals, Inc.	• NPS Pharmaceuticals, Inc.
• Celldex Therapeutics, Inc.	• Rigel Pharmaceuticals, Inc.
• Idenix Pharmaceuticals, Inc.	• Synageva BioPharma Corp.
• ImmunoGen, Inc.	• Synta Pharmaceuticals Corp.
• Infinity Pharmaceuticals, Inc.	• Theravance, Inc.
• InterMune, Inc.	• VIVUS, Inc.
• Lexicon Pharmaceuticals, Inc.

Based on the approved 2013 peer group, Compensia prepared a formal executive compensation assessment including both publicly available proxy information and non-public, third party executive compensation research for the compensation committee’s consideration. In analyzing our executive compensation program for 2013, the compensation committee compared certain aspects of our named executive officer compensation, including base salary, target bonus, long-term equity incentives and total direct compensation, to the compensation levels provided by our peer group as part of this assessment.

Based on the results of the May 2013 compensation assessment, we determined that our total cash and equity compensation levels for the current executive officers generally reflected market competitive ranges. The base salaries and target incentive opportunities of our named executive officers who worked for us at the time of the assessment varied by individual. Mr. Garabedian was at the 40th percentile in terms of base salary and below the 25th percentile for target total cash. Dr. Kaye was at the 45th percentile for the base salary and also below the 25th percentile for target total cash. Mr. Mahatme, Mr. Howton and Dr. Aphale were at or between the median and the 75th percentile for their base salaries and target total cash compensation.

Setting Executive Compensation and Determining the Overall Mix of Compensation

The compensation committee believes that the total compensation package provided to our named executive officers, which combines both short-term and long-term incentives including equity components that are mostly at risk, (i) is competitive without being excessive, (ii) is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership, (iii) is attractive to any additional talent that might be needed in a rapidly changing competitive landscape, (iv) avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best long and short-term interests of our stockholders, and (v) by incorporating and having realization of value of performance equity awards made to our executive officers tied to achievements made that contribute to strategic objectives that focus on regulatory and clinical developments, provides the appropriate incentives to our executives to create long-term organizational and stockholder value.

As a general proposition, in setting compensation for the named executive officers, including the Chief Executive Officer, the compensation committee considers a number of factors, including analyses of compensation of our peers and other companies in the biopharmaceutical industry, analyses of reports from compensation consultants, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officer and the Company, and the value and size of the total vested and unvested equity grants owned by the executive.

The compensation committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on competitive market assessments and benchmarks, reports of compensation consultants, as well as the compensation committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the compensation committee determines the appropriate level and mix of total compensation, keeping in mind our compensation philosophy.

Performance Factors in 2013

In 2013, the compensation committee, with input from the Chief Executive Officer and full board of directors, established overall corporate goals against which the performance of the Company and our named executive officers would be measured. These corporate goals were assigned individual weights. For 2013, the following corporate goals, along with the weighting assigned to each, and the associated achievement against goals, as determined by the compensation committee, drove the compensation committee’s executive compensation decisions for 2013. The three primary objectives for the 2013 corporate goals, along with the underlying components, are included in the table below.

Although our corporate goals are intended to be achievable with significant effort, we do not expect that every goal will be actually attained in any given year. In 2013, the Company made significant progress in areas within its control. The following table sets forth our performance goals, weighting of each goal, and achievement levels.

Corporate Goals	Target Bonus Weighting	Achieved Performance as a % of Goal	Resulting Score
1. Advance Duchenne Muscular Dystrophy program	60%	120%	72%
a. Clinical (demonstrated stabilization through 120 weeks in eteplirsen extension study; developed protocol proposals and initiated trial preparations for eteplirsen; began sequence optimizations for other exons bringing DMD pipeline to a total of 8 drug candidates)		100%
b. Regulatory (participated in FDA meetings; submitted extensive briefing documents/white papers)		125%
c. Manufacturing (successful Phase II CMC Meeting, on track to provide drug needed for upcoming eteplirsen study and completed mid-scale production batches, including multiple batches through fill and finish)		150%
d. Business Development (multiple agreements executed to strengthen DMD position)		150%
e. Legal/IP (initiated patent appeal with EDEPO)		100%
2. Execute on corporate and strategic objectives	30%	140%	42%
a. Finance (raised $125.1 million in At-the-Market Offerings and continued delivering on long-term TSR)		150%
b. Legal/IP (execution of agreements to advance various Company objectives),		125%
c. Research (conducted proof of concept studies, established early development activities outside of DMD)		125%
d. Business Development (continued developing collaborations outside of DMD)		150%
f. Human Resources (successfully managed separations, relocation and transitions to Cambridge from Bothell closures and new key hires in various areas including clinical, commercial and legal; implemented employee communication and onboarding programs; laid foundation for improvements to benefits and facilities)		150%
3. Expand and leverage government programs	10%	125%	12.5%
a. Government Affairs (successfully completed government contract requirements and demonstrated feasibility of IM administration and tolerance of therapeutic dose range of AVI-7288)		125%
b. Clinical/Regulatory/Manufacturing/Finance/Human Resources (provided support for acquiring and delivering on government program progress)		125%
Total	100%		126.5%

Although we have historically made discretionary adjustments to annual bonuses based on individual performance, in 2013, our named executive officers’ performance bonus was based entirely on our achievement of the corporate goals outlined above. Due to the achievement of the performance criteria at 126.5% of targets, our chief executive officer and our compensation committee recommended to the board of directors an aggregate bonus payout at 125% of target. Please see the section entitled “Determining the Total Mix of Compensation — Performance-Based Cash Bonuses” below for a description of the actual amounts paid to our named executive officers under our 2013 annual performance bonus program.

Analysis of Executive Compensation Components

For 2013, the principal components of compensation for named executive officers included:

•	base salary;
•	performance-based cash bonuses;
•	long-term incentives in the form of stock options;
•	performance-based stock options that vest upon compensation committee certification that pre-established goals and milestones have been achieved; (see “Performance-Based and Other Equity Compensation” below);
•	a Section 401(k) Plan;
•	severance/termination protection;
•	reasonable perquisites, on a limited basis; and
•	other benefits, all generally on the same basis as the benefits provided to all employees.

Base Salaries

As a general proposition, the base salaries of our executive officers are reviewed as part of an annual compensation review cycle. We also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing and adjusting executive salaries, the compensation committee considers information regarding base salaries paid by companies of comparable size in the biopharmaceutical industry, other data from its compensation consultant, the individual performance, position and tenure of the executive officer; and internal comparability considerations. Based on the October 2012 peer group, Mr. Garabedian’s, Mr. Howton’s, Dr. Kaye’s and Dr. Aphale’s base salaries were between the median and the 75th percentile relative to our peer group and Mr. Mahatme’s base salary was greater than the 75th percentile relative to our peer group. We determined that these base salaries were appropriate in light of our compensation philosophy and the competitive pressures for attracting and retaining talent. In particular, we increased Mr. Garabedian’s base salary in 2013 after our compensation committee determined that he had provided outstanding performance and contributions to the Company in 2012.

Consistent with the philosophy discussed above, the base salary levels for 2012 and 2013 for our named executive officers were as follows, including salary increases made effective in 2013. All of our named executive officers set forth below were employed by us for all of 2013. Thus, the salary figures included for 2013 represent their annualized base salaries:

Name	Title	Salary 2013	Salary 2012	$ Change	% Change 2012 to 2013 Base Salary
Christopher Garabedian	President and Chief Executive Officer	580,000	490,000	90,000	18.4%
Sandesh Mahatme	Senior Vice President, Chief Financial Officer	427,890	425,000	2,890	0.7%
Edward M. Kaye, M.D.	Senior Vice President, Chief Medical Officer	382,200	364,000	18,200	5.0%
David Tyronne Howton	Senior Vice President, General Counsel and Corporate Secretary	377,550	375,000	2,550	0.7%
Jayant Aphale, Ph.D.	Senior Vice President, Technical Operations	323,950	310,000	13,950	4.5%

Performance-Based Cash Bonuses

As a smaller component of the overall compensation we provide to our executives, we establish cash bonus targets tied to performance of strategic and operational objectives that we believe create long-term value to the Company and its stockholders. For 2013, the cash bonuses for executive officers other than the Chief Executive Officer were targeted to be between 35% and 40% of the executive’s base salary. Mr. Mahatme’s target was set at 40% of base salary with a maximum payout of 60% of base salary based on performance, and Dr. Kaye, Mr. Howton and Dr. Aphale’s bonus targets were set at 35% of base salary with a maximum payout of 53% of base salary based on performance. These target bonuses were primarily determined during the course of negotiations of each named executive officer’s employment or offer letter agreement and were guided, in part, by a review of peer company practices conducted by our compensation committee and its independent consultant. The target bonuses may be subject to periodic review by the compensation committee for potential adjustments based on considerations including peer company practices and parity between executives of similar levels. Historically, annual cash bonus amounts are determined based on the corporate goals achieved by the Company as a whole, as well as based on individual performance against goals for each of the named executive officers. Based on the October 2012 peer group, Mr. Garabedian, Mr. Howton’s and Dr. Kaye’s incentive opportunity bonuses were between the 25th percentile and the median, Dr. Aphale’s incentive opportunity bonus was at the median and Mr. Mahatme’s incentive opportunity bonus was between the median and the 75th percentile.

As described above under “— Performance Factors in 2013”, the compensation committee and the board of directors, in consultation with Mr. Garabedian, established corporate performance goals for 2013 tied to strategic and operational objectives that we believe are drivers in building long-term value to the Company and its stockholders. In February 2014, the compensation committee, with input from the board of directors, determined that the performance criteria for 2013 were achieved at an aggregate of 126.5% of targets; our compensation committee then recommended an aggregate bonus payout at 125% of target. The following table shows for each of our named executive officers the aggregate dollar value of the cash bonuses awarded for 2012 and 2013:

Name	Title	2013 Bonus	2012 Bonus*	% Change (2012 to 2013)	2013 Bonus as a % of 2013 Base Salary
Christopher Garabedian(1)	President and Chief Executive Officer	362,500	318,500	13.8%	62.5%
Sandesh Mahatme(2)	Senior Vice President, Chief Financial Officer	213,945	37,570	470%	50.0%
Edward M. Kaye, M.D.(3)	Senior Vice President, Chief Medical Officer	167,213	165,620	1%	43.8%

Name	Title	2013 Bonus	2012 Bonus*	% Change (2012 to 2013)	2013 Bonus as a % of 2013 Base Salary
David Tyronne Howton(4)	Senior Vice President, General Counsel and Corporate Secretary	165,178	29,006	470%	43.7%
Jayant Aphale, Ph.D.(5)	Senior Vice President, Technical Operations	141,728	120,900	17.2%	43.7%

*	prorated for partial year’s service, where applicable
(1)	The 2013 bonus figure for Mr. Garabedian reflects a cash bonus of $362,500 he received in March 2014. The 2012 bonus figure for Mr. Garabedian reflects a cash bonus of $318,500 he received in March 2013.
(2)	The 2013 bonus figure for Mr. Mahatme reflects a cash bonus of $213,945 he received in March 2014. Mr. Mahatme commenced employment with the Company effective as of November 5, 2012. The values in the table above for Mr. Mahatme 2012 bonus figure reflects the pro-rated bonus he received for the time he provided services to the Company in 2012.
(3)	The 2013 bonus figure for Dr. Kaye reflects a cash bonus of $167,213 he received in March 2014. The 2012 bonus figure for Dr. Kaye reflects a cash bonus of $165,620 he received in March 2013.
(4)	The 2013 bonus figure for Mr. Howton reflects a cash bonus of $165,178 he received in March 2014. Mr. Howton commenced employment with the Company effective as of November 5, 2012. The values in the table above for Mr. Howton’s 2012 bonus figure reflects the pro-rated bonus he received for the time he provided services to the Company in 2012.
(5)	The 2013 bonus figure for Dr. Aphale reflects a cash bonus of $141,728 he received in March 2014. This was a prorated amount reflecting a bonus earned at 30% of base salary for the period prior to Dr. Aphale becoming a Senior Vice President and Section 16 Officer and 35% for the period after Dr. Aphale became a Senior Vice President and Section 16 officer. The 2012 bonus figure for Dr. Aphale reflects a cash bonus of $120,900 he received in March 2013.

Equity Incentive Plan Compensation

In 2013 we granted to our named executive officers stock options under our Amended and Restated 2011 Equity Incentive Plan (the “Plan”), half of which were time-based and half of which are comprised of performance-based options which will not realize in value unless key strategic and operational objectives, such as approval of eteplirsen and making IND filings with the FDA within prescribed periods of time, are achieved. The Plan is designed to align a significant portion of the executive compensation program with long-term stockholder interests by providing for the grant of several different types of stock-based awards. The Plan is administered by the compensation committee. The compensation committee believes that equity-based compensation helps to ensure that our named executive officers have a continuing stake in our long-term success in alignment with the interests of our stockholders, and to preserve our cash resources. The stock options, restricted stock units and stock appreciation rights provide incentives to retain our executives to continue in service to us and to create in such executives a more direct link between our executives’ interests and the future success of our Company by tying incentive compensation to the achievement of long-term corporate economic objectives. All options and stock appreciation rights granted by us have been granted with an exercise price equal to the closing market price of our common stock on the date of grant and, accordingly, will only have value if our stock price increases subsequent to the date of grant.

On June 4, 2013, the compensation committee made performance-based and time-based grants of options to purchase shares of our common stock to our named executive officers with vesting of the performance-based portions of such grants being dependent on the following performance milestones being achieved by the Company within the stated specified periods. The compensation committee chose to grant 50% of the option awards as performance-based options to incentivize efforts toward several clearly-identifiable catalysts for creating stockholder value. The performance milestones and associated vesting of the performance-based options granted to our named executive officers by our compensation committee are as follows:

1. FDA Approval of eteplirsen:

a.	If achieved during 2014: 100% of performance-based stock options granted will be triggered for vesting
b.	If achieved during 2015: 75% of performance-based stock options granted will be triggered for vesting
c.	If achieved during 2016: 50% of performance-based stock options granted will be triggered for vesting

2. IND Filings:

a.	If three new INDs are filed:
-	during 2014: 40% of performance-based stock options granted will be triggered for vesting
-	during 2015: 20% of performance-based stock options granted will be triggered for vesting
b.	If two new INDs are filed:
-	during 2014: 30% of performance-based stock options granted will be triggered for vesting
-	during 2015: 15% of performance-based stock options granted will be triggered for vesting
c.	If one new IND is filed:
-	during 2014: 20% of performance-based stock options granted will be triggered for vesting
-	during 2015: 10% of performance-based stock options granted will be triggered for vesting

Vesting of the performance-based stock options granted to the named executive officers disclosed below is subject to conditions that include the performance milestones being achieved in the above specified time periods, as well as the executive continuing to provide services to the Company. Vesting may be additive based on the achievement of both FDA approval of eteplirsen and the IND filing milestones, but no more than 100% of the shares subject to the options will be eligible to vest at any time. If the above-cited performance milestones are not achieved, the performance-based options granted to each named executive officer disclosed below will never vest. Upon achievement of a specific performance-based milestone during the specified time period, the specified percentage of the performance-based grant associated with that milestone will become eligible for vesting, and the vesting period for the vested performance-based options will run from the original date of the grant, June 4, 2013, over the course of a four year vesting period of the Company, with 25% of those options vesting on June 4, 2014 and  1/48th of the remaining options vesting on a monthly basis over the remaining months until the options tied to that milestone are fully vested on June 4, 2017.

Time-based stock options granted to our named executive officers disclosed below will vest as follows: 25% of the shares underlying such options will vest on June 4, 2014 and  1/48th of the total shares underlying such options will vest on each monthly anniversary thereafter, such that the option will be fully vested on June 4, 2017, subject to the named executive officer continuing to provide services through each such vesting date.

The performance-based and other equity compensation granted to our named executive officers under our Plan on June 4, 2013 was as follows:

Name	Title	Performance- based stock options granted in 2013(1)	Time-based stock options granted in 2013(2)
Christopher Garabedian	President and Chief Executive Officer	185,000	185,000
Sandesh Mahatme	Senior Vice President, Chief Financial Officer	67,500	67,500
Edward M. Kaye, M.D.	Senior Vice President, Chief Medical Officer	45,000	45,000

Name	Title	Performance- based stock options granted in 2013(1)	Time-based stock options granted in 2013(2)
David Tyronne Howton	Senior Vice President, General Counsel and Corporate Secretary	45,000	45,000
Jayant Aphale, Ph.D.	Senior Vice President, Technical Operations	45,000	45,000

(1)	The exercise price for the performance-based stock options granted in 2013 to each of our named executive officers is $34.92.
(2)	The exercise price for the time-based stock options granted in 2013 for our named executive officers is $34.92.

In determining the amounts awarded to each named executive officer pursuant to equity awards, the compensation committee generally took into account each named executive officer’s responsibilities, relative position in the Company, past grants, the total number of vested and unvested equity incentives held by each named executive officer, and approximate grants in terms of value and percent of outstanding equity granted to individuals in similar positions in our peer group companies and other companies of comparable size in the biopharmaceutical industry. In addition, the compensation committee considered the individual performance and contribution of each named executive officer, its own subjective assessment of market conditions, its ability to retain the individual named executive officer, and the goal of increasing the value of the Company. The compensation committee further considered the size of the grants in the context of the total annual equity budget for the Company and the Company’s strong performance at the time of the grant.

Mr. Garabedian’s equity compensation in 2013 was designed to increase his ownership to further align his interests with those of our stockholders and have the equity portion of his compensation be more in line with that of the chief executive officers in the Company’s peer group. Prior to the 2013 grant, Mr. Garabedian’s percentage ownership was at the 25th percentile of peers, excluding equity directly purchased and equity granted in lieu of bonuses, and below the median including those amounts.

Section 401(k) Plan

Our Section 401(k) plan (the “401(k) Plan”) is a defined contribution profit sharing plan with a 401(k) option. The plan year is January 1 to December 31, and the 401(k) Plan was adopted on November 1, 1992. Employees who are at least twenty-one years of age and who have provided at least thirty days of service are eligible to participate in the 401(k) Plan. Employees who are union employees, non-resident alien employees with no U.S.-source income and non-common law employees are not eligible to participate. Participants may defer up to the maximum allowed by law. At our discretion, participants may receive a dollar-for-dollar match on the first 4% of eligible compensation that the participant contributes to the 401(k) Plan. For 2013, our named executive officers received a 401(k) contribution match of up to 4% of their 401(k) Plan contribution subject to the maximum amount permitted by law.

Additional Benefits

We provide a limited number of additional benefits to our named executive officers to permit them to be accessible to the business as required and to assist us in recruitment and retention. In connection with the relocation of our corporate headquarters from the Bothell, Washington area to the Cambridge, Massachusetts area, we agreed to provide reimbursement of reasonable moving expenses and temporary housing expenses, including monthly rent and parking expenses, incurred in relocating to the Cambridge, Massachusetts area for each of Messrs. Garabedian, Mahatme and Aphale, as well as a tax gross-up for relocation assistance. The relocation allowance, excluding tax-gross up, was limited to a maximum of $55,000 for Mr. Garabedian and $50,000 for each of Messrs. Mahatme and Aphale.

We also provide our named executive officers with additional coverage under our group life insurance and AD&D plans, in the amount of 2.5 times their basic annual earnings, up to a maximum of

$1 million. In addition, we determined to provide Mr. Mahatme with reimbursement for an individually purchased policy for an additional $500,000 in coverage that Mr. Mahatme was ineligible to receive under the Company’s group life insurance plan. In 2013, we paid $3,618 for this additional coverage. Under our supplemental long term disability insurance plan, we also reimburse associated costs for employees earning base salaries over $200,000, and our named executive officers may receive additional pay on top of group long term disability pay in $5,000 increments, up to a maximum of $10,000.

Severance/Termination Protection

Mr. Garabedian is the only named executive officer with an effective employment agreement with the Company. The employment agreements for Dr. Kaye and Dr. Aphale expired on June 20, 2013 and December 12, 2013, respectively. General terms of employment, including compensation and benefits payable upon termination of employment are set forth in offer letters, change in control agreements or otherwise agreed to between the named executive officer, the Company and the compensation committee. The compensation committee sets such compensation and benefits in order to be competitive in the hiring and retention of employees, including executive officers.

All arrangements with the named executive officers and the potential payments that each of the named executive officers would have received in the event of termination of such executive’s employment, are described in “— Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” and “— Potential Payments Upon Termination or a Change in Control” included elsewhere in this proxy statement.

Tax and Accounting Implications of the Executive Compensation Program

We generally will be entitled to a tax deduction in connection with compensation paid to our named executive officers at the time the named executive officer recognizes such compensation. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Internal Revenue Code. In addition, the long-term incentive compensation awarded to the named executive officers is based on a fixed value at grant and therefore is not subject to variable accounting treatment under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances we have and in the future will authorize compensation arrangements that are not fully tax deductible but which promote other important objectives.

Employment Agreements with Named Executive Officers

Christopher Garabedian — President and Chief Executive Officer

Effective January 1, 2011, the board of directors appointed Christopher Garabedian as our President and Chief Executive Officer. In connection with his appointment, we and Mr. Garabedian initially entered into an employment agreement on December 17, 2010 providing for Mr. Garabedian’s at-will employment. The employment agreement had an initial term of two years commencing on January 1, 2011. Effective January 1, 2013, we amended and restated Mr. Garabedian’s employment agreement (the “Employment Agreement”).

Under the terms of his Employment Agreement, Mr. Garabedian is entitled to a base annual salary of $580,000, which amount is subject to review and adjustment in accordance with our normal performance review practices. In addition to his base salary, Mr. Garabedian is also eligible to receive a target annual bonus of 50% of his base salary upon achievement of performance objectives determined by the compensation committee. The maximum bonus Mr. Garabedian is eligible to receive is 150% of his base salary. We also agreed to provide Mr. Garabedian with reimbursement for his documented relocation expenses (not to exceed $55,000 excluding payments to Mr. Garabedian to make him whole for taxes incurred in connection with such reimbursements) from Washington to Massachusetts. The Employment Agreement also specifies that if Mr. Garabedian’s employment is terminated for reasons other than “Cause” (as defined in the Employment Agreement) death or disability, then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 12 months from the date of termination, accelerated vesting on 50% of his unvested equity awards and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

The Employment Agreement also specifies that if, upon or within 12 months following a “Change of Control” Mr. Garabedian is terminated for reasons other than “cause,” death or disability in each case prior to or after 12 months following a “change of control” (as defined in the Employment Agreement) or he resigns for “Good Reason” (as defined in the Employment Agreement), then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 24 months from the date of termination, payment of 100% of Mr. Garabedian’s annual target bonus, accelerated vesting on all of his unvested equity awards, an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination and, if Mr. Garabedian elects to receive continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will reimburse Mr. Garabedian for the premiums required under such coverage under certain conditions for up to 24 months.

If the severance and other benefits provided in the Employment Agreement or otherwise payable to Mr. Garabedian would be subject to excise tax under Section 280(G) of the Internal Revenue Code, then, Mr. Garabedian’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Mr. Garabedian on an after-tax basis.

Mr. Garabedian’s compensation package was extensively negotiated. In determining Mr. Garabedian’s compensation, the board of directors took into account, among other things, the fact that Mr. Garabedian was required to relocate to Cambridge, Massachusetts from Bothell, Washington in connection with the Company’s headquarters being relocated to Cambridge Massachusetts, his extensive experience in our industry, the salaries and potential bonuses commanded by principal executive officers at other companies in our industry, and input from an external executive compensation consulting firm.

Pursuant to the terms of the Employment Agreement, Mr. Garabedian in entitled to reimbursement for reasonable travel, entertainment or other business expenses he incurs in connection with the performance of his duties. Mr. Garabedian is also entitled to participate in current and future employee benefit plans that apply to other executive officers of the Company, including paid vacation.

Mr. Garabedian’s Employment Agreement also requires him not to compete, either directly or indirectly, with us while employed by us and until the later of the date he terminates his employment with us and the date he no longer receives severance benefits from us. In addition, the Employment Agreement requires Mr. Garabedian not to solicit our employees to leave their employment with us during and for two years following the term of his employment.

For a description of severance and change in control-related payments to Mr. Garabedian under his Employment Agreement, please see the description in the section below captioned “— Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers.”

Sandesh Mahatme — Senior Vice President, Chief Financial Officer

On November 5, 2012, we hired Sandesh Mahatme as our Senior Vice President, Chief Financial Officer. In connection with his appointment, we and Mr. Mahatme entered into an offer letter dated October 29, 2012 providing for Mr. Mahatme’s at-will employment.

Under the terms of his offer letter, Mr. Mahatme is entitled to an initial annual base salary of $425,000, which amount is subject to review and adjustment based upon our performance review practices. Effective April 2013, Mr. Mahatme’s salary was adjusted to $427,890. In addition to his base salary, Mr. Mahatme was entitled to a sign-on bonus of $160,000. Pursuant to the terms of Mr. Mahatme’s offer letter, $130,000 of his sign-on bonus was paid within 30 days following the date he commenced employment with the Company, and $30,000 of his sign-on bonus was paid on the first regularly scheduled payroll date on or after March 15, 2013. Mr. Mahatme is also eligible for a target annual bonus of up to 40% of his annual base salary based upon Mr. Mahatme’s achievement of performance objectives determined by our Chief Executive Officer and the compensation committee. The maximum annual bonus Mr. Mahatme is eligible to receive is 60% of his annual base salary. As noted above, Mr. Mahatme received a bonus of $213,945 in connection with his services in 2013.

In addition to the compensation described above, under his offer letter, Mr. Mahatme is entitled to receive reimbursement of up to $50,000 for actual, documented, reasonable expenses incurred to relocate Mr. Mahatme to the Cambridge, Massachusetts metropolitan area, including the costs or expenses associated with (i) selling his prior residence, (ii) shipment of his personal effects to the Cambridge, Massachusetts metropolitan area and (iii) customary closing costs associated with purchasing a new residence incurred within twelve months of his start date, all of which are to be repaid if Mr. Mahatme terminates his employment with us for any reason on or before November 5, 2014. We also agreed to reimburse Mr. Mahatme for actual corporate housing expenses in the Cambridge, Massachusetts metropolitan area for up to twelve months following his start date.

Other Named Executive Officers

We have entered into standard employment agreements and offer letters with our other named executive officers, providing for base salary, target bonus, initial equity grants and standard employee benefit plan participation. Dr. Kaye’s employment agreement expired on June 20, 2013 and Dr. Aphale’s employment agreement expired on December 12, 2013. We do not have any ongoing obligations under these employment agreements.

Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers

We have entered into agreements with certain named executive officers relating to post-employment benefits and change in control arrangements.

Christopher Garabedian — President and Chief Executive Officer

Pursuant to the terms of his Employment Agreement, if, prior to a “Change of Control” (as defined below) or after 12 months following a “Change of Control,” Mr. Garabedian’s employment is terminated for reasons other than “Cause” (as defined below), death or disability after we provide him with at least 30 days advance notice, then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 12 months from the date of termination;
•	accelerated vesting on 50% of his outstanding and unvested equity awards; and
•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

As defined in the Employment Agreement, “Cause” is defined as (i) an act of dishonesty made by Mr. Garabedian in connection with his responsibilities as an employee, (ii) Mr. Garabedian’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Mr. Garabedian’s gross misconduct, (iv) Mr. Garabedian’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company, (v) Mr. Garabedian’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Mr. Garabedian’s continued failure to perform his employment duties after he has received a written demand of performance from us which specifically sets forth the factual basis for our belief that he has not substantially performed his duties and has failed to cure such non-performance to our satisfaction within 10 business days after receiving such notice. As defined in the Employment Agreement, “Change of Control” is defined as (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than

50% of the total voting power represented by our then outstanding voting securities, or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by our stockholders, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or (iii) the date of the consummation of the sale or disposition by us of all or substantially all of our assets. However, no transaction will be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code.

Also, the Employment Agreement specifies that if, upon or within 12 months following a “Change of Control” Mr. Garabedian is terminated for reasons other than “Cause,” death or disability after we provide him with at least 30 days advance notice or he resigns for “Good Reason” (as defined below), then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 24 months from the date of termination;
•	an amount equal to 100% of his annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;
•	accelerated vesting on all of his outstanding and unvested equity awards;
•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination; and
•	if Mr. Garabedian elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse him for, the premium for the executive and his covered dependents through the earlier of (i) the 24 month anniversary of the date of his termination of employment and (ii) the date he and his covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, he may, if eligible, elect to continue healthcare coverage at his expense in accordance with the provisions of COBRA.

As defined in the Employment Agreement, “Good Reason” means the termination by Mr. Garabedian upon the occurrence of any of the following: (i) the assignment of a different title or change that results in a material reduction in Mr. Garabedian’s duties or responsibilities; (ii) a material reduction by us in Mr. Garabedian’s base compensation, other than a salary reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in base compensation commensurate with other executives; provided, however, in determining whether to provide an annual increase in base compensation commensurate with an annual increase provided to other executives, we may take into account factors such as market levels of compensation, Mr. Garabedian’s overall performance, and other factors reasonably considered by our compensation committee and/or board of directors, so long as such determination is not made in bad faith with the intent to discriminate against Mr. Garabedian; or (iii) relocation of Mr. Garabedian’s principal place of business of greater than 75 miles from its then location. Mr. Garabedian must provide notice to us of the existence of such event within 90 days of the first occurrence of such event, and we will have 30 days to remedy the condition, in which case no Good Reason shall exist. If we fail to remedy the condition within such 30 day period, Mr. Garabedian must terminate employment within two years of the first occurrence of such event.

If the severance and other benefits provided in the Employment Agreement or otherwise payable to Mr. Garabedian would be subject to the golden parachute excise tax, then, Mr. Garabedian’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Mr. Garabedian on an after-tax basis.

Effective January 1, 2013, in addition to the benefits set forth above, if Mr. Garabedian, upon or within 12 months following a “Change of Control”, is terminated for reasons other than “Cause,” death or disability or he resigns for “Good Reason”, then subject to his execution of a release of claims in a form we provide, he will be entitled to the severance benefits described above plus 100% of his annual target bonus amount and 24 months of company-reimbursed COBRA coverage.

Sandesh Mahatme — Senior Vice President, Chief Financial Officer, Edward M. Kaye, M.D. — Senior Vice President, Chief Medical Officer, David Tyronne Howton — Senior Vice President, General Counsel and Corporate Secretary and Jayant Aphale, Ph.D. — Senior Vice President, Technical Operations

We are a party to our standard Senior Vice President Change in Control and Severance Agreement with each of Mr. Mahatme, Dr. Kaye, Mr. Howton and Dr. Aphale. Under these agreements, if the named executive officer experiences a “Constructive Termination” or termination by the Company other than for “Cause” (as each term is defined below) during the 12 months following a “Change in Control” (as defined in the agreement), and if the named executive officer delivers to the Company a general release of claims that becomes effective and irrevocable within sixty (60) days following such covered termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide the named executive officer with the following:

•	cash payment equal to 18 months of his base salary at the rate in effect immediately prior to executive’s termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination.
•	cash payment equal to 100% of his annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination.
•	accelerated vesting on 100% of his outstanding and unvested equity awards; and
•	if the executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse him for, the premium for the executive and his covered dependents through the earlier of (i) the 18 month anniversary of the date of his termination of employment and (ii) the date he and his covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, the executive may, if eligible, elect to continue healthcare coverage at his expense in accordance with the provisions of COBRA.

As defined in the Senior Vice President Change in Control Severance Agreement, “Constructive Termination” means the executive’s resignation from employment with the Company within 90 days after the occurrence of one or more of the following conditions without his consent: (i) a material diminution in his authority, duties, or responsibilities; (ii) a material diminution in his base salary, other than a diminution ratably applied to other senior executives of the Company; (iii) a material change in the geographic location at which the executive must perform his services (which shall in no event include a relocation of his office which results in an increased commuting distance from his home to the office of less than thirty (30) miles); or (iv) any other action or inaction that constitutes a material breach of this any written agreement or covenant between the executive and the Company by the Company; and which, in the case of any of the foregoing, continues uncured by the Company beyond thirty (30) days after the executive has provided the Company written notice that he believes in good faith that such condition giving rise to such claim of Constructive Termination has occurred. Any such notice shall be provided to the Company within thirty (30) days following the initial occurrence of the condition or event giving rise to Constructive Termination. As defined in the Senior Vice President Change in Control Severance Agreement, “Cause” means (i) an act of dishonesty made by the executive in connection with his responsibilities as an employee; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the executive’s gross misconduct; (iv) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company; (v) the executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) the executive’s continued failure to perform his or her employment duties after executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the executive has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, the compensation committee has recommended to the board of directors and the board of directors has approved, that the section captioned “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K and this proxy statement for our annual meeting of stockholders.

COMPENSATION COMMITTEE

Gil Price, M.D.
M. Kathleen Behrens, Ph.D. (Chairwoman)
John Hodgman
William Goolsbee

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for 2013, 2012 and 2011, as applicable. Based on the fair value of equity awards granted to named executive officers in 2013 (and in 2014 for work performed in 2013), the allocation of total compensation to our executive officers was as follows. “Salary,” which includes base salary as well as any sign-on bonuses received, accounted for approximately 10% of the total compensation of the named executive officers, incentive compensation including performance-based bonuses and stock option grants, accounted for approximately 89% of the total compensation of the named executive officers and all other compensation including benefits and severance, if applicable, accounted for approximately 2% of the total compensation of the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Christopher Garabedian President and Chief Executive Officer	2013	580,000	—	—	8,576,970	362,500	182,022	9,701,492
	2012	490,000	—	73,500	1,741,757	318,500	16,754	2,640,511
	2011	490,000	30,000	—	2,959,510	219,201	59,099	3,857,810
Sandesh Mahatme Senior Vice President, Chief Financial Officer	2013	427,167	30,000	—	3,129,435	213,945	78,523	3,879,070
	2012	67,836	130,000	—	4,600,950	37,570	598	4,836,954
Edward M. Kaye, M.D. Senior Vice President, Chief Medical Officer	2013	377,650	—	—	2,086,290	167,213	17,797	2,648,950
	2012	364,000	—	—	613,634	165,620	10,685	1,153,939
	2011	194,600	130,000	—	791,010	60,938	9,167	1,185,715
David Tyronne Howton Senior Vice President, General Counsel and Corporate Secretary	2013	376,913	—	—	2,086,290	165,178	12,318	2,640,699
	2012	59,856	—	—	2,760,570	29,006	459	2,849,891

Jayant Aphale, Ph.D. Senior Vice President, Technical Operations	2013	320,463	—	—	2,086,290	141,728	49,723	2,598,204
	2012	310,000	—	—	193,159	120,900	43,691	667,750

(1)	Amounts shown represent sign-on bonuses paid in connection with such named executive officers’ commencement of employment with us. With respect to Mr. Mahatme’s sign-on bonus, pursuant to the terms of his offer letter, $30,000 of his sign-on bonus was paid on the first regularly scheduled payroll date on or after March 15, 2013.
(2)	The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 3 to the consolidated financial statements set forth in our Annual Report on Form 10-K for 2013, filed with the SEC on March 3, 2014. See the table below captioned “Grants of Plan Based Awards in 2013” for additional information on equity awards granted in 2013. Amounts included for the performance stock options in the “Option Award” column reflect the grant date probable outcome of maximum achievement of the performance conditions.

(3)	Non-Equity Incentive Plan Compensation includes awards earned under our annual incentive bonus plan. See the table below captioned “Grants of Plan Based Awards in 2013” and the “Compensation Discussion and Analysis” above for additional information.
(4)	The amounts disclosed under the column entitled “All Other Compensation” include the following for 2013:

Name	Relocation and Temporary Living Expenses	Tax Gross-ups of Relocation and Temporary Living Expenses	Matching Contributions to 401(k) Account	Life Insurance Premiums	Total
Christopher Garabedian	$106,441	$61,051	$10,200	$4,330	$182,022
Sandesh Mahatme	$32,059	$29,006	$10,200	$7,258	$78,523
Edward M. Kaye, M.D.	—	—	$10,200	$7,597	$17,797
David Tyronne Howton	—	—	$10,200	$2,118	$12,318
Jayant Aphale, Ph.D.	$19,662	$17,790	$10,200	$2,071	$49,723

Amounts in the “Life Insurance Premiums” column payments made by the Company under its group life insurance and AD&D plan for the named executive officers. For Mr. Mahatme, the amount in this column also reflects reimbursements in the amount of $3,618 for an individually purchased policy for an additional $500,000 in coverage that Mr. Mahatme was ineligible to receive under the Company’s group life insurance plan.

See the discussion above under the section captioned “Employment Agreements with Named Executive Officers” for a discussion of our employment arrangements with our named executive officers.

Grants of Plan Based Awards in 2013

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)
(a)		(b)	(d)	(e)	(f)	(g)	(j)	(k)	(l)
Christopher Garabedian(3)(4) President and Chief Executive Officer	Stock Options	6/4/2013					185,000	34.92	4,288,485
	Performance Options	6/4/2013			18,500	185,000		34.92	4,288,485
	Annual Incentive		290,000	435,000
Sandesh Mahatme(3)(5) Senior Vice President, Chief Financial Officer	Stock Options	6/4/2013					67,500	34.92	1,564,718
	Performance Options	6/4/2013			6,750	67,500		34.92	1,564,718
	Annual Incentive		170,867	256,300
Edward M. Kaye, M.D.(3)(6) Senior Vice President, Chief Medical Officer	Stock Options	6/4/2013					45,000	34.92	1,043,145
	Performance Options	6/4/2013			4,500	45,000		34.92	1,043,145
	Annual Incentive		132,178	198,266
David Tyronne Howton Senior Vice President, General Counsel and Corporate Secretary(3)(7)	Stock Options	6/4/2013					45,000	34.92	1,043,145
	Performance Options	6/4/2013			4,500	45,000		34.92	1,043,145
	Annual Incentive		131,919	199,764
Jayant Aphale, Ph.D. Senior Vice President, Technical Operations(3)(8)	Stock Options	6/4/2013					45,000	34.92	1,043,145
	Performance Options	6/4/2013			4,500	45,000		34.92	1,043,145
	Annual Incentive		112,162	169,845

(1)	Amounts represent the annual incentive bonus target and maximum payment amounts for each named executive officer. The actual amounts paid to each of the named executive officers for 2013 are set forth in the Summary Compensation Table above.
(2)	These amounts represent the grant date fair value of option awards granted in 2013 determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2013. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 3 to the consolidated financial statements set forth in our Annual Report on Form 10-K for 2013, filed with the SEC on March 3, 2014.
(3)	On June 4, 2013, the compensation committee approved a performance-based stock option grant to the executive officers. The vesting conditions of grants made are based upon the employee rendering service over the service condition and that vesting would be achieved based on performance targets referenced by the Company (FDA approvals of the Company’s product and IND filings), detailed below:

Performance Milestones

1. FDA Approval of Eteplirsen:

a.	If achieved during 2014: 100% of the performance grant will be triggered for vesting
b.	If achieved during 2015: 75% of the performance grant will be triggered for vesting
c.	If achieved during 2016: 50% of the performance grant will be triggered for vesting

2. IND Filings:

a.	If three new INDs are filed...
º	during 2014: 40% of the performance grant will be triggered for vesting
º	during 2015: 20% of the performance grant will be triggered for vesting
b.	If two new INDs are filed...
º	during 2014: 30% of the performance grant will be triggered for vesting
º	during 2015: 15% of the performance grant will be triggered for vesting
c.	If one new IND is filed...
º	during 2014: 20% of the performance grant will be triggered for vesting
º	during 2015: 10% of the performance grant will be triggered for vesting

The grants will never vest if none of the cited milestones are achieved or will vest only partially depending upon the achievement of the milestones. Upon achievement of a specific milestone, the specified percentage of the performance grant associated with that milestone will become eligible for vesting, provided that no more than 100% of the shares subject to the options will be eligible to vest at any time, and the vesting period for those options will run from the original date of the grant (June 4, 2013) over the course of the normal four year vesting period, with 25% of those options vesting on June 4, 2014 and  1/48th of the remaining options vesting on a monthly basis over the remaining months until the options tied to that milestone are fully vested on June 4, 2017.

(4)	On June 4, 2013, the compensation committee approved an annual incentive award to Mr. Garabedian of stock options to purchase 185,000 shares at an exercise price of $34.92 per share and performance based stock options for 185,000 shares at an exercise price of $34.92 per share.
(5)	On June 4, 2013, the compensation committee approved an annual incentive award to Mr. Mahatme of stock options to purchase 67,500 shares at an exercise price of $34.92 per share and performance based stock options for 67,500 shares at an exercise price of $34.92 per share.
(6)	On June 4, 2013, the compensation committee approved an annual incentive award to Dr. Kaye of stock options to purchase 45,000 shares at an exercise price of $34.92 per share and performance based stock options for 45,000 shares at an exercise price of $34.92 per share.
(7)	On June 4, 2013, the compensation committee approved an annual incentive award to Mr. Howton of stock options to purchase 45,000 shares at an exercise price of $34.92 per share and performance based stock options for 45,000 shares at an exercise price of $34.92 per share.
(8)	On June 4, 2013, the compensation committee approved an annual incentive award to Dr. Aphale of stock options to purchase 45,000 shares at an exercise price of $34.92 per share and performance based stock options for 45,000 shares at an exercise price of $34.92 per share.

Outstanding Equity Awards at 2013 Year End

The following table provides information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2013, based on the closing price of $20.37 per share of our common stock on December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)
Christopher Garabedian, President and Chief Executive Officer								3,402	(13)	69,300
	7,500	2,500	(1)			7.80	6/8/2020
	230,903	85,763	(2)			13.02	1/3/2021
	19,445	13,888	(3)			7.44	8/31/2021
	17,015	23,819	(4)			5.40	4/24/2022
	50,000	100,000	(5)			10.08	8/23/2022
	23,333	46,667	(6)			10.08	8/23/2022
	—	185,000	(7)			34.92	6/4/2023
	—			185,000	(8)	34.92	6/4/2023
Sandesh Mahatme, Senior Vice President, Chief Financial Officer	40,625	109,375	(9)			23.85	11/5/2022
	27,083	72,917	(10)			23.85	11/5/2022
	—	67,500	(7)			34.92	6/4/2023
	—			67,500	(8)	34.92	6/4/2023
Edward M. Kaye, M.D., Senior Vice President, Chief Medical Officer	88,543	53,124	(11)			8.28	6/20/2021
	26,333	52,667	(5)			10.08	8/23/2022
	4,731	6,621	(4)			5.40	4/24/2022
	—	45,000	(7)			34.92	6/4/2023
	—			45,000	(8)	34.92	6/4/2023
David Tyronne Howton, Senior Vice President, General Counsel and Corporate Secretary	40,625	109,375	(9)			23.85	11/5/2022
	—	45,000	(7)			34.92	6/4/2023
	—			45,000	(8)	34.92	6/4/2023

Jayant Aphale, Ph.D., Senior Vice President, Technical Operations	50,000	50,000	(12)			4.62	12/22/2021
	8,875	17,550	(5)			10.08	8/23/2022
	—	45,000	(7)			34.92	6/4/2023
	—			45,000	(8)	34.92	6/4/2023

(1)	This stock option fully vests on June 8, 2014, and vests at a rate of ¼ of the shares underlying the option on each of the first four anniversaries of June 8, 2010, subject to each such holder continuing to provide services through each such vesting date.
(2)	This stock option fully vests on January 3, 2015, and vests at a rate of ¼ of the shares underlying the option on January 3, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.

(3)	This stock option fully vests on August 31, 2015, and vests at a rate of ¼ of the shares underlying the option on August 31, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(4)	This stock option fully vests on April 24, 2016, and vests at a rate of ¼ of the shares underlying the option on April 24, 2013 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(5)	This stock option fully vests on August 23, 2016, and vests at a rate of ¼ of the shares underlying the option on August 23, 2013 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(6)	This stock appreciation right (SAR) fully vests on August 23, 2016, and vests at a rate of ¼ of the shares underlying the SAR on August 23, 2013 and 1/48th of the shares underlying the SAR on each monthly anniversary thereafter, subject to the holder’s continuing to provide services through each such vesting date.
(7)	This stock option fully vests on June 4, 2017, and vests at a rate of ¼ of the shares underlying the option on June 4, 2014 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(8)	The vesting conditions of these performance based stock option grants made are based upon the employee rendering service over the service condition and that vesting would be achieved based on performance targets referenced by the Company (FDA approvals of the Company’s product and IND filings), detailed below.

Performance Milestones

1. FDA Approval of Eteplirsen:

a.	If achieved during 2014: 100% of the performance grant will be triggered for vesting
b.	If achieved during 2015: 75% of the performance grant will be triggered for vesting
c.	If achieved during 2016: 50% of the performance grant will be triggered for vesting

2. IND Filings:

a.	If three new INDs are filed...
º	during 2014: 40% of the performance grant will be triggered for vesting
º	during 2015: 20% of the performance grant will be triggered for vesting
b.	If two new INDs are filed...
º	during 2014: 30% of the performance grant will be triggered for vesting
º	during 2015: 15% of the performance grant will be triggered for vesting
c.	If one new IND is filed...
º	during 2014: 20% of the performance grant will be triggered for vesting
º	during 2015: 10% of the performance grant will be triggered for vesting

The grants will never vest if none of the cited milestones are achieved or will vest only partially depending upon the achievement of the milestones. Upon achievement of a specific milestone, the specified percentage of the performance grant associated with that milestone will become eligible for vesting, provided that no more than 100% of the shares subject to the options will be eligible to vest at any time, and the vesting period for those options will run from the original date of the grant, June 4, 2013, over the course of the normal four year vesting period, with 25% of those options vesting on June 4, 2014 and  1/48th of the remaining options vesting on a monthly basis over the remaining months until the options tied to that milestone are fully vested on June 4, 2017.

(9)	This stock option fully vests on November 5, 2016, and vests at a rate of ¼ of the shares underlying the option on November 5, 2013 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(10)	This SAR fully vests on November 5, 2016, and vests at a rate of ¼ of the shares underlying the SAR on November 5, 2013 and 1/48th of the shares underlying the SAR on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(11)	This stock option fully vests on June 20, 2015, and vests at a rate of ¼ of the shares underlying the option on June 20, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(12)	This stock option fully vests on December 22, 2015, and vests at a rate of ¼ of the shares underlying the option on December 22, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services through each such vesting date.
(13)	This restricted stock unit award vests in three installments, 50% on April 24, 2013, 25% on October 24, 2013 and the remaining 25% on April 24, 2014, subject to the holder’s continuing to provide services through each such vesting date.

2013 Option Exercises and Stock Vested For Named Executive Officers

	Stock Awards
Name	Number of Securities Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(e)	(f)
Christopher Garabedian, President and Chief Executive Officer	10,209 (1)	352,347

(1)	Other than the vesting of restricted stock held by Christopher Garabedian, our President and Chief Executive Officer, none of our named executive officers exercised any stock options during 2013 or vested in any restricted stock.

2013 Pension Benefits

None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any established plan following retirement.

2013 Nonqualified Deferred Compensation

None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments Upon Termination or a Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment (within 12 months following a change in control or outside of such period) or in the event of a change in control without termination of such executive’s employment. The amount of compensation payable to each named executive officer (i) upon termination without cause before or after 12 months following a change in control, (ii) upon termination without cause or resignation for good reason upon or within 12 months following a change in control and (iii) in connection with a change of control, is shown below. The amounts shown assume that such termination or change in control, as applicable, was effective as of December 31, 2013, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon the occurrence of the relevant triggering event. The table below reflects the agreements with our named executive officers in place as of December 31, 2013.

Name	Benefit (a)	Before a Change in Control or After 12 Months Following a Change in Control, Termination w/o Cause ($) (b)	Upon or Within 12 Months Following a Change in Control, Termination w/o Cause or Resignation for Good Reason ($) (c)	Change in Control ($)(1) (g)
Christopher Garabedian, President and Chief Executive Officer(2)	Cash Severance	580,000	1,160,000	—
	Accelerated Vesting of Equity Awards	1,353,565	2,707,129	2,707,129
	Extension of Exercise Period	169,196	338,391	—
	COBRA Continuation	—	30,619
	Total	2,102,761	4,236,139	2,707,129
Sandesh Mahatme, Senior Vice President, Chief Financial Officer(3)	Cash Severance		812,991	—
	Accelerated Vesting of Equity Awards	—	—	—
	COBRA Continuation	—	27,254	—
	Total	—	840,245	—
Edward M. Kaye, M.D., Senior Vice President, Chief Medical Officer(3)	Cash Severance	—	707,070	—
	Accelerated Vesting of Equity Awards	—	1,283,329	1,283,329
	COBRA Continuation	—	23,490	—
	Total	—	2,013,889	1,283,329
David Tyronne Howton, Senior Vice President, General Counsel and Corporate Secretary(3)	Cash Severance	—	698,468	—
	Accelerated Vesting of Equity Awards	—	—	—
	COBRA Continuation	—	17,247	—
	Total	—	715,715	—
Jayant Aphale, Ph.D. Senior Vice President, Technical Operations(3)	Cash Severance	—	599,308	—
	Accelerated Vesting of Equity Awards	—	970,148	970,148
	COBRA Continuation	—	25,418	—
	Total	—	1,594,874	970,148

(1)	Pursuant to the terms of our 2002 Equity Incentive Plan (“2002 Plan”), Amended and Restated 2011 Equity Incentive Plan (“2011 Plan”) and the non-plan inducement grant in 2011 made to Dr. Kaye (the “Inducement Grant”), upon the occurrence of a change in control (as separately defined in each of the 2002 Plan, the 2011 Plan and the Inducement Grant) of the Company, where a successor corporation does not assume or substitute outstanding awards, all awards granted shall immediately become exercisable or shall vest without any further action or passage of time. The stated dollar amounts in this column reflect the spread value of all unvested equity awards held by each named executive officer, assuming a stock price of $20.37 per share, the closing price of our common stock on the NASDAQ Global Market on December 31, 2013, the last trading day of our 2013 fiscal year.
(2)	Upon termination of Mr. Garabedian’s employment by us without “Cause” (as defined in his Employment Agreement) either before a “Change of Control” (as defined in his Employment Agreement) or after 12 months following a Change of Control, he is entitled to (i) continued payment of his base salary for 12 months from the date of termination, (ii) accelerated vesting on 50% of his outstanding and unvested equity awards, and (iii) an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination. Upon termination of Mr. Garabedian’s employment by us without cause or resignation by him for “Good Reason” (as defined in his Employment Agreement) either upon or within 12 months following a Change of Control, Mr. Garabedian is entitled to (i) continued payment of his base salary for

24 months from the date of termination, (ii) an amount equal to 100% of his annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, (iii) accelerated vesting on all of his outstanding and unvested equity awards, (iv) an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination and (v) if Mr. Garabedian elects to receive continued healthcare coverage pursuant to COBRA, payment or reimbursement for him and his eligible dependents for up to 24 months following the date of termination. The receipt of the benefits described herein is contingent upon Mr. Garabedian signing a release of claims in a form we provide.
(3)	Upon termination of the named executive officer’s employment by us without “Cause” or due to a “Constructive Termination” (each, as defined in our Senior Vice President Change in Control Severance Agreement) either upon or within 12 months following a change in control, the named executive officer is entitled to (i) an amount equal to 18 months of his base salary at the rate in effect immediately prior to such termination payable in a cash lump sum, (ii) an amount equal to 100% of his annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, (iii) accelerated vesting on all of his outstanding and unvested equity awards, and (iv) if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, payment or reimbursement for him and his eligible dependents for up to 18 months following the date of termination. The receipt of the benefits described herein is contingent upon the named executive officer signing a release of claims in a form we provide.

For a further discussion of our obligations on a change in control or termination of a named executive officer, see also the discussion above under “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

Pursuant to the Code of Conduct, authorization from the audit committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Conduct. We are not aware of any related party transactions during the last fiscal year that would require disclosure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, officers, and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2013, our directors, Section 16 officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with the following exceptions: David Tyronne Howton, our Senior Vice President, General Counsel and Corporate Secretary, Christopher Garabedian, our President and Chief Executive Officer and a member of our board of directors, Sandesh Mahatme, our Senior Vice President, Chief Financial Officer, Jayant Aphale, Ph.D., our Senior Vice President, Technical Operations, and Anthony Martignetti, our former Chief Accounting Officer and Corporate Controller, failed to timely file their statements of changes in beneficial ownership on Form 4, in each case reporting the grants on June 4, 2013 of options to purchase shares of our common stock. Each of Mr. Howton, Mr. Garabedian, Mr. Mahatme, Dr. Aphale and Mr. Martignetti provided appropriate documentation, on a timely basis and as requested, to the Company regarding the foregoing filings, but due to administrative delay, the required reports were filed one day late.

Compensation Committee Interlocks and Insider Participation

During 2013, M. Kathleen Behrens, Ph.D. (Chairwoman), John Hodgman, William Goolsbee and Gil Price, M.D. served on our compensation committee. During 2013, no member of our compensation committee was an officer or employee or formerly an officer of the Company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers has served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our board of directors or on our compensation committee.

ANNUAL REPORT

A copy of our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2013, will be mailed to the stockholders of record as of April 8, 2013 together with the mailing of this proxy statement.

An additional copy of our Annual Report may be obtained from our website, www.sarepta.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142 or by telephone to (617) 274-4000. Copies of exhibits to our Annual Report on Form 10-K are available for a reasonable fee.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the postage-prepaid envelope enclosed. You may also submit your proxy over the Internet or by telephone. For specific instructions, please refer to the information provided with your proxy card.

By Order of the Board of Directors,

David Tyronne Howton
Senior Vice President, General Counsel and Corporate Secretary

Cambridge, MA
April 30, 2014

SAREPTA THERAPEUTICS

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 2, 2014.

Vote by Internet

- Go to **www.envisionreports.com/SRPT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" Proposals 2 and 3.

1. ELECTION OF DIRECTORS.
Elect the following four Group I directors to hold office until the 2016 annual meeting of stockholders, or until their successors are earlier elected and qualified:

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Nominee	For	Withhold
01 - Christopher Garabedian	☐	☐
02 - William Goolsbee	☐	☐
03 - Gil Price, M.D.	☐	☐
04 - Hans Wigzell, M.D., Ph.D.	☐	☐

Proposal	For	Against	Abstain
2. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐
3. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

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01TSVB